                                                                    Exhibit 10.1




                 AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

                                      among

                            UROHEALTH SYSTEMS, INC.,

                   BANQUE INDOSUEZ, NEW YORK BRANCH, AS AGENT,

                                       and

                     THE LENDING INSTITUTIONS LISTED HEREIN

                              --------------------


                           Dated as of April 10, 1997

                              --------------------

                                   $50,000,000
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                                TABLE OF CONTENTS


                                                                         Page

SECTION 1.      Amount and Terms of Credit............................    1

      1.01      Commitments...........................................    1
      1.02      Minimum Amount of Each Borrowing......................    2
      1.03      Notice of Borrowings..................................    2
      1.04      Disbursement of Funds.................................    3
      1.05      Notes.................................................    4
      1.06      Conversions...........................................    4
      1.07      Pro Rata Borrowings...................................    5
      1.08      Interest..............................................    6
      1.09      Interest Periods......................................    7
      1.10      Special Provisions Governing LIBOR
                  Loans...............................................    7
      1.11      Capital Requirements..................................   12
      1.12      Total Loan Revolving Loan Commitment;
                  Limitations on Outstanding Loan Amounts.............   12

SECTION 2.      Commitments...........................................   13

      2.01      Voluntary Reduction of Commitments....................   13
      2.02      Mandatory Adjustments of
                  Commitments, etc....................................   13
      2.03      Commitment Commission.................................   13

SECTION 3.      Payments..............................................   13

      3.01      Voluntary Prepayments.................................   13
      3.02      Mandatory Prepayments.................................   14
      3.03      Method and Place of Payment...........................   15
      3.04      Net Payments..........................................   16

SECTION 4.      Conditions Precedent..................................   18

      4.01      Conditions Precedent to Effectiveness
                  of Amendment........................................   18
      4.02      Conditions Precedent to All Loans.....................   26

SECTION 5.      Representations, Warranties and
                  Agreements..........................................   27

      5.01      Corporate Status......................................   28
      5.02      Corporate Power and Authority.........................   28
      5.03      No Violation..........................................   29
      5.04      Litigation............................................   29
      5.05      Use of Proceeds.......................................   29

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                                                                         Page

      5.06      Governmental Approvals, etc...........................   29
      5.07      Investment Company Act................................   30
      5.08      Public Utility Holding Company Act....................   30
      5.09      True and Complete Disclosure..........................   30
      5.10      Financial Condition; Financial
                  Statements; Projections.............................   31
      5.11      Security Interests....................................   32
      5.12      Tax Returns and Payments..............................   33
      5.13      ERISA.................................................   33
      5.14      Borrower's Subsidiaries...............................   35
      5.15      Patents, etc..........................................   35
      5.16      Compliance with Laws, etc.............................   35
      5.17      Properties............................................   36
      5.18      Securities............................................   36
      5.19      Collective Bargaining Agreements......................   36
      5.20      Environmental Protection..............................   36
      5.21      Environmental Investigations..........................   38
      5.22      Labor Matters.........................................   39
      5.23      Indebtedness, etc.....................................   39

SECTION 6.      Affirmative Covenants.................................   39

      6.01      Information Covenants.................................   39
      6.02      Books, Records and Inspections........................   44
      6.03      Maintenance of Property; Insurance....................   45
      6.04      Payment of Taxes......................................   45
      6.05      Corporate Franchises..................................   46
      6.06      Compliance with Statutes, etc.........................   46
      6.07      ERISA.................................................   46
      6.08      Performance of Obligations............................   47
      6.09      Fiscal Quarters; Fiscal Year..........................   47
      6.10      Use of Proceeds.......................................   47
      6.11      No Further Negative Pledges...........................   47
      6.12      Environmental Events..................................   47
      6.13      Pledge of Additional Collateral.......................   48
      6.14      Security Interests....................................   49
      6.15      Inactive Subsidiaries.................................   49

SECTION 7.      Negative Covenants....................................   50

      7.01      Changes in Business...................................   50
      7.02      Amendments or Waivers of Certain
                  Documents...........................................   50
      7.03      Liens.................................................   50
      7.04      Indebtedness..........................................   52
      7.05      Capital Expenditures..................................   53
      7.06      Advances, Investments and Loans.......................   53
      7.07      Prepayments of Securities, Amendments,
                  etc.................................................   54

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                                                                         Page

      7.08      Dividends, etc........................................   55
      7.09      Transactions with Affiliates..........................   55
      7.10      Total Interest Coverage Ratio.........................   56
      7.11      Fixed Charge Coverage Ratio...........................   55
      7.12      Leverage Ratio........................................   57
      7.13      Issuance of Subsidiary Stock..........................   57
      7.14      Disposition of Assets.................................   58
      7.15      Contingent Obligations................................   60
      7.16      ERISA.................................................   61
      7.17      Merger and Consolidations.............................   62
      7.18      Sale and Lease-Backs..................................   62
      7.19      Sale or Discount of Receivables.......................   62

SECTION 8.      Events of Default.....................................   62

      8.01      Payments..............................................   62
      8.02      Representations, etc..................................   62
      8.03      Covenants.............................................   63
      8.04      Default Under Other Agreements........................   63
      8.05      Bankruptcy, etc.......................................   63
      8.06      ERISA.................................................   64
      8.07      Security Documents....................................   65
      8.08      Guarantees............................................   65
      8.09      Judgments.............................................   65
      8.10      Ownership.............................................   65

SECTION 9.      Definitions...........................................   66

SECTION 10.     The Agent and the Collateral Agent....................   92

      10.01     Appointment...........................................   92
      10.02     Delegation of Duties..................................   92
      10.03     Exculpatory Provisions................................   92
      10.04     Reliance by the Agent or the
                  Collateral Agent....................................   93
      10.05     Notice of Default.....................................   94
      10.06     Non-Reliance on Agent, Collateral
                  Agent and Other Banks...............................   94
      10.07     Indemnification.......................................   95
      10.08     The Agent in Its Individual Capacity..................   95
      10.09     Successor Agents......................................   96
      10.10     Resignation, Transfer by Agent........................   96

SECTION 11.     Miscellaneous.........................................   97

      11.01     Payment of Expenses, etc..............................   97
      11.02     Right of Setoff.......................................   98
      11.03     Notices...............................................   98
      11.04     Benefit of Agreement..................................   99

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                                                                         Page

      11.05     No Waiver; Remedies Cumulative........................  101
      11.06     Payments Pro Rata.....................................  101
      11.07     Calculations; Computations............................  102
      11.08     Governing Law; Submission to
                  Jurisdiction; Venue.................................  102
      11.09     Counterparts..........................................  103
      11.10     Effectiveness.........................................  103
      11.11     Headings Descriptive..................................  103
      11.12     Amendment or Waiver...................................  103
      11.13     Survival..............................................  104
      11.14     Domicile of Loans.....................................  104
      11.15     Waiver of Jury Trial..................................  104
      11.16     Independence of Covenants.............................  104

ANNEX I           -  List of Banks
ANNEX II          -  Bank Addresses

Schedule 4.01I    -  Schedule of Corporate Insurance Policies
Schedule 4.01J    -  Schedule of Surviving Indebtedness and Liens
Schedule 5.01     -  Schedule of Non-Compliance
Schedule 5.04     -  Schedule of Litigation
Schedule 5.10     -  Financial Statements
Schedule 5.14     -  Schedule of Subsidiaries
Schedule 5.16     -  Schedule of Violations
Schedule 5.18     -  Schedule of Securities
Schedule 5.19     -  Schedule of Collective Bargaining Agreements
Schedule 5.20     -  Environmental Matters

EXHIBIT A         -  Form of Revolving Note
EXHIBIT C-1       -  Form of Opinion of Morrison & Foerster
EXHIBIT C-2       -  Form of Opinion of General Counsel
EXHIBIT D         -  Form of Guarantee
EXHIBIT E-1       -  Form of Borrower Securities Pledge Agreement
EXHIBIT E-2       -  Form of Subsidiary Securities Pledge Agreement
EXHIBIT F         -  Form of Mortgage
EXHIBIT G         -  Form of Subsidiary Intellectual Property
                       Security Agreement
EXHIBIT H-1       -  Form of Borrower General Security Agreement
EXHIBIT H-2       -  Form of Subsidiary General Security Agreement
EXHIBIT I-1       -  Form of Notice of Assignment
EXHIBIT I-2       -  Form of Assignment and Assumption Agreement
EXHIBIT J         -  Form of Notice of Borrowing
EXHIBIT K         -  Form of Borrowing Base Certificate
EXHIBIT L-1       -  Form of Officers' Certificate Regarding
                       Conditions Precedent
EXHIBIT L-2       -  Form of Officers' Certificate Regarding
                       Environmental Review
EXHIBIT L-3       -  Form of Officers' Certificate Regarding
                       Compliance with Covenants

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EXHIBIT L-4       -  Form of Officers' Certificate Regarding
                       Solvency

EXHIBIT M         -  Form of Subordinated Note Indenture

EXHIBIT N         -  Form of Supplemental Indenture to Subordinated
                       Debenture Indenture

              AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of April 10, 1997, among UROHEALTH SYSTEMS, INC., a Delaware corporation (the "Borrower"), the lending institutions listed in Annex I (each a "Bank" and, collectively, the "Banks") and BANQUE INDOSUEZ, NEW YORK BRANCH ("Indosuez"), as agent for the Banks (the "Agent") and as collateral agent for the Banks (in such capacity, the "Collateral Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.


                                   WITNESSETH:

              WHEREAS, the Borrower and the Banks have entered into a Credit Agreement dated as of August 14, 1996 and as amended to date (the "Old Credit Agreement");

              WHEREAS, the Borrower has issued $110 million of its 12 1/2% Senior Subordinated Notes due 2004 (the "Subordinated Notes");

              WHEREAS, the Borrower has applied a portion of the net proceeds of the Subordinated Notes (i) to repay all Term Loans under the Old Credit Agreement and permanently terminate all Term Loan Commitments under the Old Credit Agreement and (ii) to repay all Revolving Loans then outstanding under the Old Credit Agreement; and

              WHEREAS, the Borrower and the Banks desire to amend and restate the Old Credit Agreement (the "Amendment") and provide for the continuation of and increase in the amount of available Revolving Loan Commitments thereunder as described herein;

              NOW, THEREFORE, IT IS AGREED:
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                                      -2-


         SECTION 1. Amount and Terms of Credit.

         1.01 Commitments. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees, at any time and from time to time on and after the Amendment Date and prior to the Final Maturity Date, to make a Loan or Loans to the Borrower, under the Loan Facility (each a "Revolving Loan" and, collectively, the "Revolving Loans") which (i) shall be made to the Borrower at any time and from time to time on and after the Amendment Date and prior to the Final Maturity Date, (ii) shall initially be made as Base Rate Loans and, 60 days after the Amendment Date or such earlier time as the Agent may agree, shall be made at the option of the Borrower either as Base Rate Loans or as LIBOR Loans; provided that all Revolving Loans made by all Banks pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Bank at any time outstanding the Revolving Loan Commitment of such Bank at such time and (v) shall not be made if the aggregate principal amount of Revolving Loans then outstanding, after giving effect to the Revolving Loan requested by the relevant Notice of Borrowing, would exceed the lesser of the Borrowing Base as shown in the Borrowing Base Certificate that was last required to be delivered pursuant to Section 6.01 or the Total Revolving Loan Commitment.

         1.02 Minimum Amount of Each Borrowing. The minimum aggregate principal amount of a Borrowing of Loans shall be the Minimum Borrowing Amount and Borrowings in excess thereof shall be in integral multiples of $100,000. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than six Borrowings of LIBOR Loans.

         1.03 Notice of Borrowings. Whenever the Borrower desires that the Banks make Loans under the Loan Facility, it shall give the Agent at the Agent's Office prior to 12:00 Noon (New York time) (i) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Loans and (ii) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans; provided that if written notice (or telephonic notice promptly confirmed in writing) of Base Rate Loans is given prior to 10:00 a.m. (New York time) on the day of a requested Borrowing, Borrowings shall be made available on a same-day basis. Each such notice (each a "Notice of Borrowing"), which shall be substantially in the form of Exhibit J, shall be irrevocable, shall be deemed a representation by the Borrower that all conditions precedent to such Borrowing have been satisfied and shall specify (a) the aggregate principal amount in U.S. dollars of the Loans to be made pursuant to such Borrowing, all of which shall be specified in such manner as is necessary to comply with all limitations on Revolving Loans outstanding hereunder, including without limitation, availability under the Borrowing Base, (b) the requested date of such Borrowing (which shall be a Business Day) and (c) whether the respective Borrowing shall consist of Base Rate Loans or LIBOR Loans and, if LIBOR Loans, the requested Interest Period to be initially applicable thereto. The Agent shall as promptly as practicable give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

         1.04 Disbursement of Funds. (a) No later than 12:00 noon (New York time) on the date specified in each Notice of Borrowing, each Bank will make available to the Agent in New York its pro rata portion of each Borrowing requested to be made on such date in the manner provided below.

         (b) Each Bank shall make available all amounts it is to fund under any Borrowing on or after the Closing Date in immediately available funds to the Agent to the account specified therefor by the Agent or if no account is so specified at the Agent's Office and the Agent will make such funds available to the Borrower by depositing to the account specified therefor by the Borrower or if no account is so specified to its account at the Agent's Office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date of any such Borrowing that such Bank does not intend to make available to the Agent its portion of the Borrowing or Borrowings to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (x) if paid by such Bank, the Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans. The Agent shall also be entitled to recover from any Bank an amount equal to any other losses incurred by the Agent as a result of the failure of such Bank to provide such amount as provided in this Agreement.

         (c) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitment hereunder or to prejudice any rights which the Borrower or any other Credit Party may have against any Bank as a result of any default by such Bank hereunder.

         1.05 Notes. (a) The Borrower's obligations to pay the principal of and interest on all the Loans made to it by each Bank shall be evidenced by a promissory note (each, a "Revolving Note" and, collectively, the "Revolving Notes") duly executed and delivered by the Borrower substantially in the form of Exhibit A hereto, with blanks appropriately completed in conformity herewith. The Obligations (including, but not limited to, each Loan) shall (i) be senior in right of payment to the Subordinated Debentures and shall constitute Senior Debt (as defined in the Subordinated Debenture Indenture) under the Subordinated Debenture Indenture and (ii) be senior in right of payment to the Subordinated Notes and shall constitute Senior Indebtedness (as defined in the Subordinated
Note Indenture) under the Subordinated Note Indenture.

         (b) The Revolving Note of the Borrower issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Amendment Date, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the aggregate principal amount of the Revolving Loans evidenced thereby, (iv) mature, with respect to each Loan evidenced thereby, on the Final Maturity Date, (v) be subject to mandatory prepayment as provided in Section 3.02, (vi) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and LIBOR Loans, as the case may be, and (vii) be entitled to the benefits of this Agreement and the other applicable Credit

Documents.

         (c) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby; provided, however, that failure to make any such notation shall not affect the Borrower's or any other Credit Party's obligations hereunder or under the other applicable Credit Documents in respect of such Loans.

         1.06 Conversions. Subject to the provisions of Section 1.10 hereof, the Borrower shall have the option to convert (or, in the case of LIBOR Loans, continue) on any Business Day all or a portion (which portion shall not be less than the Minimum Borrowing Amount and in integral multiples of $100,000) of the outstanding principal amount of the Loans owing by the Borrower into a Borrowing or Borrowings of another Type of Loan; provided that (i) except as otherwise provided in Section 1.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto, (ii) no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans under the Loan Facility made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (iii) one Type of Loan may only be continued as or converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion and (iv) Borrowings resulting from conversions pursuant to this Section 1.06 shall be limited in amount and number as provided in Section 1.02. Each such conversion (or continuation) shall be effected by the Borrower by giving the Agent at the Agent's Office prior to 10:00 A.M. (New York time) at least three Business Days' (or one Business Day's in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Loans to be so converted, the proposed conversion/continuation date, the Type of Loans to be converted into and, if to be converted into LIBOR Loans, the requested Interest Period to be initially applicable thereto. The Agent shall give each Bank notice as promptly as practicable of any such proposed conversion affecting any of its Loans. Notwithstanding the foregoing or the provisions of Section 1.09, if a Default or Event of Default is in existence at the time any Interest Period in respect of any Borrowing of LIBOR Loans is to expire, such Loans may not be continued as LIBOR Loans but instead shall be automatically converted on the last day of such Interest Period into Base Rate Loans. If no Notice of Conversion has been duly delivered with respect to a LIBOR Loan on or before the third Business Day prior to the last day of the Interest Period applicable thereto, such LIBOR Loan shall be automatically converted into a Base Rate Loan.

         Except as provided in Section 1.10 hereof, a Notice of Conversion for conversion to or continuation of LIBOR Loans or for conversion to Base Rate Loans shall be irrevocable.

         The giving to the Agent of a Notice of Conversion with respect to Loans which are to be converted to or continued as LIBOR Loans shall be deemed to be a representation by the Borrower on the date of such Notice of Conversion that no Default or Event of Default has occurred and is continuing under this Agreement.

         1.07 Pro Rata Borrowings. All Borrowings under this Agreement shall be loaned by the Banks pro rata on the basis of their Revolving Loan Commitments. No Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

         1.08 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) (or unless sooner converted into a LIBOR
Loan) at a rate per annum equal to the sum of the Base Rate in effect from time to time plus 1.25% (the "Base Rate Margin").

         (b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) (or unless sooner converted to a Base Rate Loan) at a rate per annum equal to Adjusted LIBOR.

         (c) Principal and, to the extent permitted by law, interest in respect of each Loan following a payment default or any other Event of Default shall bear interest at a rate per annum equal to the sum of (i) 2% plus (ii) the rate otherwise applicable, payable on demand.

         (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each

March, June, September and December, beginning June 30, 1997; (ii) in respect of each LIBOR Loan, in arrears on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first date of such Interest Period; and (iii) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

         (e) All computations of interest hereunder shall be made in accordance with Section 11.07(b).

         (f) The Agent, upon determining the interest rate for any Borrowing of LIBOR Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof. Such determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto.

         1.09 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of LIBOR Loans, it shall have the right to elect, by giving the Agent written notice (or telephonic notice promptly confirmed in writing), the Interest Period applicable to the Borrowing, which Interest Period shall, at the option of such Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

         (a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter (including continuation thereof) in respect of such Borrowing shall commence on the date on which the next preceding Interest Period expires;

         (b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on a date for which there is no numerically corresponding date in the calendar month in which such Interest Period ends, such Interest Period shall end on the last Business Day of such calendar month;

         (c) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

         (d) no Interest Period shall extend beyond the Final Maturity Date.

         1.10 Special Provisions Governing LIBOR Loans. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:


         (a) On an Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto) the interest rate which shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Bank.

         (b) In the event that (x) in the case of clause (i) below, the Agent or (y) in the case of clause (ii) or (iii) below, any Bank shall have determined (which determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto):

              (i) on any Interest Rate Determination Date that, by reason of any changes arising on or after the Closing Date affecting the LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR;

              (ii) at any time that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans or its obligation to make LIBOR Loans because of (x) any change since the Closing Date (including changes proposed or published prior to the Closing Date) in any applicable law, governmental rule, regulation, guideline, request or order, whether or not having the force of law (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, request or order) (such as, for example, but not limited to, (A) a change in the basis of taxation of payments to any Bank of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Bank pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of Adjusted LIBOR) and/or (y) other circumstances affecting such Bank, the LIBOR market or the position of such Bank in such market; or

              (iii) at any time that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the LIBOR market;

     then, and in any such event, the Agent in the case of clause (i) above or such Bank in the case of clause (ii) or (iii) above shall on such date give notice (by telephone confirmed in writing) to the Borrower of the Loan affected and, in the case of clause (ii) or (iii) to the Agent, of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to the borrowing of or conversion into (including continuance of) LIBOR Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its reasonable discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent manifest error, be final, conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(c) as promptly as possible and, in any event, within the time period required by law.

         (c) At any time that any LIBOR Loan is affected by the circumstances described in Section 1.10(b)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 1.10(b)(iii) shall) either (i) if a Notice of Borrowing or Notice of Conversion has been given with respect to the affected LIBOR Loan, cancel said Notice of Borrowing or Notice of Conversion by giving the Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(b)(ii) or (iii), or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days' notice to the Agent, require the affected Bank to convert each such LIBOR Loan into a Base Rate Loan, or prepay such LIBOR Loan; provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(c); and provided, further, that the Borrower shall compensate any such affected Banks as set forth in
     Section 1.10(f).

         (d) Anything herein to the contrary notwithstanding, if on any Interest Rate Determination Date no LIBOR is available by reason of the inability of the Agent to determine such interest rate in accordance with the definition thereof, the Agent shall give the Borrower and each Bank prompt notice thereof and the Loans requested to be made as LIBOR Loans shall, subject to the applicable notice requirements, be made as Base Rate Loans.

         (e) Each Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of any event or the existence of a condition that would cause it to be an affected Bank under Section 1.10(b)(ii) or (iii), it will, to the extent not inconsistent with such Bank's internal policies, use reasonable efforts to make, fund or maintain the affected LIBOR Loans of such Bank through another lending office of such Bank if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Loans pursuant to Section 1.10(b)(ii) would be materially reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Loans pursuant to Section 1.10(b)(iii) would cease to exist, and if, as determined by such Bank, in its reasonable discretion, the making, funding or maintaining of such Loans through such other lending office would not otherwise materially adversely affect such Loans or such Bank. The Borrower hereby agrees to pay all reasonable expenses incurred by any Bank in utilizing another lending office of such Bank pursuant to this Section 1.10(e).

         (f) The Borrower shall compensate each Bank, upon written request by that Bank, for all reasonable losses, expenses and liabilities (including, without limitation, such factors as any interest paid by that Bank to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss sustained by that Bank in connection with re-employment of such funds (based upon the difference between the amount earned in connection with re-employment of such funds and the amount payable by the Borrower if such funds had been borrowed or remained outstanding)) which that Bank may sustain with respect to the Borrower's LIBOR Loans: (i) if for any reason (other than a default or error by that Bank) a Borrowing of any such LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or in a telephonic request for borrowing or conversion, or a successive Interest Period in respect of any such LIBOR Loan does not commence after notice therefor is given pursuant to Section
     1.06 (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(b)(i)), (ii) if any prepayment or conversion (as required by Sections 3.01 and 3.02, by acceleration or otherwise) of any of such Bank's LIBOR Loans to the Borrower occurs on a date which is not the last day of the Interest Period applicable to that Loan, (iii) if any prepayment or repayment of any such Bank's LIBOR Loans to the Borrower is not made on any date specified in a notice of prepayment or repayment given by the Borrower, or (iv) as a consequence of (x) any other failure by the Borrower to repay such Bank's LIBOR Loans to the Borrower when required by the terms of this Agreement or (y) any election made pursuant to Section 1.10(b)(ii).

         Compensation owing under this Section 1.10(f) shall be equal to the amount of interest which would have accrued on the amount of principal prepaid or repaid or converted or not borrowed for the period from the date of such prepayment or repayment or conversion or failure to borrow or prepay or repay to the last day of the then current Interest Period for the relevant LIBOR Loan (or, in the case of a failure to borrow, the Interest Period for such LIBOR Loan which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such LIBOR Loan provided for herein minus any amount such Bank, in good faith and in its sole discretion, determines is realizable upon the re-employment of such funds. A certificate as to the amount of such losses, expenses and liabilities submitted to the Borrower by such Bank shall, absent manifest error, be final, conclusive and binding for all purposes.

         (g) During the continuance of a Default or an Event of Default, the Borrower may not elect to have a Loan made or maintained as, or converted into, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan.

            1.11 Capital Requirements. If any Bank shall have determined that the adoption or effectiveness after the Closing Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or such Bank's parent with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including in each case any such change proposed or published prior to the date hereof), has or would have the effect of reducing the rate of return on such Bank's or such Bank's parent's capital or assets as a consequence of such Bank's obligations hereunder to a level below that which such Bank or such Bank's parent could have achieved but for such adoption, effectiveness or change or as a consequence of an increase in the amount of capital required to be maintained by such Bank (including in each case, without limitation, with respect to any Bank's Commitment or any Loan), then from time to time, within 15 days after written demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's parent, as the case may be, for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.11, will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although any delay in giving any notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.11.

            1.12 Total Revolving Loan Commitments; Limitations on Outstanding Loan Amounts. The original amount of the Total Revolving Loan Commitment is $50,000,000, including $9,250,000 in Revolving Loan Commitments that continue from the Old Credit Agreement and $40,750,000 in new Revolving Loan Commitments. Anything contained in this Agreement to the contrary notwithstanding, (a) in no event shall the sum of the aggregate principal amount of all Revolving Loans of any Bank at any time exceed such Bank's portion of the Total Revolving Loan Commitment, (b) in no event shall the sum of the aggregate principal amount of all Revolving Loans of all Banks at any time exceed the Total Revolving Loan Commitment and (c) in no event shall the aggregate principal amount of outstanding Revolving Loans exceed the lesser of the Total Revolving Loan Commitment or the Borrowing Base.

         SECTION 2. Commitments.


         2.01 Voluntary Reduction of Commitments. Upon at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) to the Agent at the Agent's Office (which notice the Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate the unutilized portion of the Total Revolving Loan Commitment, in part or in whole; provided that (x) any such termination shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each of the Banks and (y) any partial reduction pursuant to this
Section 2.01 shall be in the amount of at least $100,000 and integral multiples of $100,000 in excess of that amount.

         2.02 Mandatory Adjustments of Commitments, etc. The Total Revolving Loan Commitment shall terminate on the Final Maturity Date.

         2.03 Commitment Commission. The Borrower agrees to pay the Agent a commitment commission ("Commitment Commission") for the account of each Bank for the period from and including the Closing Date to, but not including, the date the Total Revolving Loan Commitment has been terminated, computed at a rate equal to 1/2% per annum on the daily average unutilized Revolving

Loan Commitment of such Bank. Accrued Commitment Commissions shall be due and payable in arrears on the last Business Day of each March, June, September and December, commencing June 30, 1997 and on the Final Maturity Date.

         SECTION 3. Payments.

         3.01 Voluntary Prepayments. The Borrower shall have the right to prepay Revolving Loans in whole or in part from time to time, without premium or penalty, on the following terms and conditions: (i) the Borrower shall give the Agent at the Agent's Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by the Borrower at least one Business Day prior to the date of such prepayment and which notice shall promptly be transmitted by the Agent to each of the Banks; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $100,000 and integral multiples of $100,000 in excess of such amount; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing under the Loan Facility shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount; and (iii) LIBOR Loans may only be prepaid pursuant to this Section 3.01 on the last day of an Interest Period applicable thereto.

         3.02 Mandatory Prepayments.

         (A) Requirements:

         (a) The Borrower shall prepay the outstanding principal amount of Revolving Loans on any date on which the aggregate outstanding principal amount of such Loans (after giving effect to any other repayments or prepayments on such day) exceeds the Total Revolving Loan Commitment in the amount of such excess.

         (b) If the aggregate principal amount of outstanding Revolving Loans exceeds the Borrowing Base as set forth in the Borrowing Base Certificate required to be delivered pursuant to Section 6.01 of this Agreement (such amount is hereinafter referred to as the "Excess"), then the Borrower shall prepay its Revolving Loans in a principal amount equal to such Excess no later than one (1) Business Day after the Borrower has delivered, or was required to deliver, such Borrowing Base Certificate to the Agent and the Banks.

         (c) On the date of receipt by the Borrower and/or any of the Borrower's Subsidiaries, as the case may be, of Net Cash Proceeds or Net Financing Proceeds, an amount equal to 100% of such Net Cash Proceeds or Net Financing Proceeds shall be applied as provided in Section 3.02(B)(a).


         (d) At the Agent's discretion, on the date of receipt thereof by the Borrower, an amount equal to 100% of any insurance proceeds received less any portion of such proceeds not in excess of $100,000 that is promptly applied to repair or replace the damaged property which is the subject of such proceeds shall be applied as provided in Section 3.02(B)(a).

         (e) On the date of the receipt thereof by the Borrower, an amount equal to 100% of (i) any surplus assets of any Pension Plan returned to the Borrower or any Subsidiary and (ii) any tax refund in excess of $100,000 per year made to the Borrower shall be applied as provided in Section 3.02(B)(a).

         (B) Application:

         (a) Prepayments by the Borrower to be applied pursuant to this Section 3.02(B)(a) shall be applied, without penalty or premium except for LIBOR breakage costs, if any to prepay Revolving Loans.

         (b) With respect to each prepayment of Loans required by Section 3.02(A), the Borrower shall give the Agent two Business Days notice and may designate the specific Borrowing or Borrowings which are to be prepaid; provided that (i)(x) LIBOR Loans may be designated for prepayment pursuant to this
Section 3.02 only on the last day of an Interest Period applicable thereto unless all LIBOR Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans have been or are concurrently being paid in full and (y) if any prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $100,000, such Borrowing shall immediately be converted into Base Rate Loans; and (ii) each prepayment of any Loans made pursuant to a single Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower, the Agent shall, subject to the above, made such designation in its sole discretion. All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under
Section 1.10(f).

         3.03 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Agent, for the ratable account of the Banks entitled thereto, not later than 1:00 p.m. (New York time) on the date when due and shall be made in immediately available funds in lawful money of the United States of America to the account specified therefor by the Agent or if no account has been so specified at the Agent's Office, it being understood that written notice by the Borrower to the Agent to make a payment from the funds in the Borrower's account at the Agent's Office shall constitute the making of such payment to the extent of such funds held in such account. The Agent will thereafter cause to be distributed on the same day (if payment is actually received by the Agent in New York prior to 1:00 p.m. (New York time) on such day) funds relating to the payment of principal or interest or fees ratably to the Banks entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by the Agent in full on the same day (if payment is actually received by the Agent prior to 1:00 p.m. (New York time) on such day), the Agent shall pay to each Bank its ratable amount thereof and each such Bank shall be entitled to receive from the Agent, upon demand, interest on such amount at the Federal Funds Rate for each day from the date such amount is paid to the Agent until the date the Agent pays such amount to such Bank.

         (b) Any payments under this Agreement which are made by the Borrower later than 1:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

         3.04 Net Payments. (a) All payments under this Agreement or under any Credit Document shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any governmental authority or any political subdivision or taking authority thereof, other than any tax on or measured by the net income of a Bank pursuant to the income tax laws of the jurisdictions where such Bank's principal or lending office is located (collectively "Taxes")) shall not be less than the amounts otherwise specified to be paid under this Agreement and/or any other Credit Document. If the Borrower or the Company is required by law to make any deduction or withholding on account of Taxes from any payment due hereunder or under the other Credit Documents, then (i) the Borrower shall timely remit such Taxes to the governmental authority imposing the same and (ii) the amount payable hereunder or under the applicable Credit Documents will be increased to such amount which, after deduction from such increased amount of all amounts required to be deducted or withheld therefrom, will not be less than the amount otherwise due and payable.

         (b) Without prejudice to the provisions of clause (a) of this Section 3.04, if any Bank or the Agent is required to make any payment on account of Taxes, the Borrower will, promptly indemnify such person against such Taxes, together with any interest, penalties and expenses payable or incurred in connection therewith. The Borrower shall also reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction in which the principal office or lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction as such Bank shall determine are payable by such Bank in respect of Taxes paid to or on behalf of such Bank pursuant to this Section 3.04. For purposes of this Section 3.04, the term "Taxes" includes interest, penalties and expenses payable or incurred in connection therewith. A certificate as to any additional amounts payable to a Bank under this Section 3.04 submitted to the Borrower by such Bank shall, absent manifest error, be final, conclusive and binding for all purposes upon all parties hereto. With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to each Bank such certificates, receipts and other documents as may be required (in the judgment of such Bank) to establish any tax credit to which such Bank may be entitled.

         (c) (i) Each Bank that is organized under the laws of any jurisdiction other than the United States or any State thereof (including the District of Columbia) (a "Foreign Bank") agrees to furnish to the Borrower and the Agent, prior to the date it receives any payment under this Agreement or other Credit Documents, two signed copies of either U.S. Internal Revenue

Service Form 4224 or U.S. Internal Revenue Service Form 1001 or any successor form thereto (wherein such Bank claims entitlement to a complete exemption from U.S. federal withholding tax on interest paid by the Borrower hereunder).

              (ii) In addition, each Foreign Bank agrees to provide subsequently to the Borrower and the Agent additional signed copies of Form 4224 or Form 1001 or any successor forms thereto (wherein such Bank claims entitlement to a complete exemption from or reduced rate of U.S. federal withholding tax on interest paid by the Borrower hereunder) as may be reasonably requested in writing by the Borrower or the Agent. A Foreign Bank shall be required to furnish a form under this Section 3.04(c)(ii) only if it is entitled to claim an exemption from or a reduced rate of withholding tax under applicable law. A Bank that is not entitled to claim an exemption from or a reduced rate of withholding under applicable law at the time that a request to provide forms is received from the Borrower or the Agent, shall so inform the Borrower and the Agent in writing. In such event the Borrower shall be entitled to designate a replacement bank that is reasonably acceptable to the Agent; provided that the Borrower shall not be entitled to replace the Agent.

         SECTION 4. Conditions Precedent.

         4.01 Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the satisfaction of the following conditions, unless otherwise waived:

         (A) Officers' Certificate. The Agent shall have received a certificate dated the Amendment Date and signed by James L. Johnson, the Executive Vice President and Chief Financial Officer of the Borrower, substantially in the form of Exhibit L-1 annexed hereto, stating that all of the applicable conditions set forth in Sections 4.01(K), (L), (N), (O), (Q), (R), (S) and (U) (in each case disregarding any reference therein that such condition be deemed satisfactory by the Agent and/or the Required Banks) have been satisfied or waived as of such date.

         (B) Opinions of Counsel. The Agent shall have received an opinion or opinions addressed to each of the Banks and dated the Amendment Date, each in form and substance satisfactory to the Required Banks, from (i) Morrison & Foerster, counsel to the Borrower, in the form of Exhibit C-1 hereto and (ii) Kevin Higgins, general counsel to the Borrower, in the form of Exhibit C-2 hereto.

         (C) Corporate Proceedings. (i) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by the Documents shall be reasonably satisfactory in form and substance to the Required Banks, and the Agent shall have received all information and copies of all certificates, documents and papers, including records of corporate proceedings and governmental approvals, if any, which the Agent may have reasonably requested from the Borrower or any other Credit Party or in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities. Without limiting the foregoing, the Agent shall have received:

         (a) resolutions of the Board of Directors of the Borrower and the other Credit Parties which shall include, without limitation, resolutions approving such documents and actions as are contemplated hereby, resolutions as to the due authorization, execution and delivery of this Agreement, and resolutions stating that each such document has been certified by the Borrower's or such other Credit Party's, as appropriate, corporate secretary or an assistant secretary and is or will be on the Amendment Date in full force and effect, without modification or amendment. Such resolutions shall be in form and substance satisfactory to the Agent; and

         (b) signature and incumbency certificates of each officer of the Borrower and each other Credit Party executing instruments, documents or agreements required to be executed in connection with the transactions contemplated by this Agreement.

         (ii) Prior to the Amendment Date, the Agent shall have received evidence, satisfactory to the Required Banks, as to the due incorporation of the Borrower in the State of Delaware, including, without limitation, the Borrower's certificate of incorporation as set forth in paragraph (E)(1) of this Section 4.01.

         (D) Credit Documents. Each of this Agreement and the other Credit Documents shall (i) be in form and substance reasonably satisfactory to the Required Banks and (ii) have been, on or prior to the Amendment Date, duly authorized, executed and delivered by each of the parties signatory thereto.

         (E) Organizational Documentation, etc. The Banks shall have received a true and complete certified copy of the following documents of each of the Borrower and the other Credit Parties, the provisions of which shall be reasonably satisfactory to the Required Banks:

         (1) Its respective Certificate of Incorporation, which shall be certified and be accompanied by a good standing or other comparable certificate from the Secretary of State, each to be dated a recent date prior to the Amendment Date;

         (2) Its respective By-laws certified as of a recent date prior to the Amendment Date by its corporate secretary.

         (F) Notes. There shall have been delivered to the Agent for the account of each of the Banks the Revolving Notes executed by the Borrower in the amount and maturity and as otherwise provided herein.

         (G) Certain Fees. All reasonable costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to Indosuez by Borrower shall have been paid in full, and the Borrower shall have paid or have caused to be paid the commitment and other fees and expenses (including, without limitation, reasonable legal fees and expenses) contemplated hereby and/or in connection with the other Credit Documents, to the extent such fees and expenses are due and payable at such time.

         (H) Financial Statements, etc. The Agent shall have received audited consolidated financial statements of the Borrower for the fiscal years ended June 30, 1994, June 30, 1995 and the nine months ended March 31, 1996, and unaudited financial statements for the nine months ended December 31, 1996. The Borrower shall have delivered to the Agent financial projections with respect to the Borrower on a consolidated basis and such projections are based on assumptions believed by the Borrower in light of conditions which existed at the time of their preparation in good faith to be reasonable as to the future financial performance of the Borrower, which shall be satisfactory to the Required Banks. Such financial projections shall reflect the forecasted financial condition, income and expenses of the Borrower and its Subsidiaries, the Borrowings under this Agreement and the other transactions contemplated herein, shall cover the remainder of fiscal year 1998 (which shall be prepared on a monthly basis) and shall cover through and including fiscal year 2001 (which shall be prepared on an annual basis). Since the time of the preparation of such financial projections, no fact or facts have come to the attention of the Borrower other than as disclosed to Indosuez in writing to cause it to believe that any of the estimates and assumptions on which such projections are based are not reasonable.

         (I) Insurance. Set forth on Schedule 4.01I is a summary of all insurance policies maintained by the Borrower and its Subsidiaries, and the insurance coverage provided for the Borrower and its Subsidiaries by such insurance policies shall be reasonably satisfactory to the Required Banks.

         (J) Indebtedness, Liens, etc. (i) Schedule 4.01J, part I, sets forth a true list of all Indebtedness of the Borrower and its Subsidiaries as of the Amendment Date in excess of $250,000 in the aggregate and all Indebtedness in excess of $50,000 individually.

         (ii) Schedule 4.01J, part II, under the heading "Liens," sets forth a true list of all Liens other than Permitted Encumbrances on the property of the Borrower and its Subsidiaries as of the Amendment Date.

         (K) Security Documents and Guarantees. Amendments to the Security Documents and Guarantees, each in form and substance satisfactory to the Required Banks, shall have been duly executed and delivered by the respective parties thereto and there shall have been delivered to the Collateral Agent, to the extent not previously delivered, (i) all Pledged Securities, together with executed and undated stock powers and/or assignments in blank, (ii) evidence of the filing of appropriate amendments to the filed financing statements and other documents under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to confirm the Lien in favor of the Collateral Agent, as security for the payment and performance of the Obligations as amended and restated in accordance with the terms hereof, in all Collateral superior to and prior to the rights of all third persons and subject to no other Liens except Prior Liens,
(iii) certified copies of Requests for Information (Form UCC-11 or the equivalent), or equivalent reports or lien search reports listing all effective financing statements which name the Borrower or any other Credit Party as debtor and which are filed in those jurisdictions in which any of the Collateral is located and the jurisdiction in which the Borrower's and each other Credit Party's principal place of business is located (none of which shall cover the

Collateral covered, or intended or purported to be covered, by the Security Documents other than Prior Liens), (iv) to the extent inventory is maintained on a leased premise, agreements from the respective landlords of such of the Real Property which is being leased by the Borrower or its Subsidiaries (to the extent such agreements can be obtained through commercially reasonable efforts by the Borrower) confirming that such landlords have subordinated their landlord liens in the Borrower's (or such Subsidiaries', as applicable) personal property to the security interests held by Collateral Agent pursuant to applicable Security Documents and that such landlords will provide Collateral Agent with reasonable access to such facilities to exercise Collateral Agent's remedies pursuant to such applicable Security Documents, (v) insurance certificates naming Collateral Agent as loss payee or additional insured as required pursuant to the Security Documents, and (vi) delivery of such other security and other documents as may be reasonably necessary and as are reasonably requested by the Collateral Agent to perfect the Liens created, or purported or intended to be created, by the Security Documents.

         (L) Consents, etc. All material governmental and third party approvals and consents (including, without limitation, all material approvals and consents required in connection with any environmental statutes, rules or regulations), if any, in connection with the transactions contemplated by the Credit Documents, and otherwise referred to herein or therein to be completed on or before the Amendment Date shall have been obtained and remain in effect. There shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of the Loans hereunder.

         (M) Environmental Review. (i) The Agent shall have received a duly executed questionnaire relating to (x) the Borrower's and its Subsidiaries' compliance with or liability under any Environmental Law and (y) environmental matters in respect of the Real Property or the business of the Borrower or its Subsidiaries or any facility leased by the Borrower or its Subsidiaries.

         (ii) The Agent shall have received environmental questionnaires with respect to the Borrower's properties.

         (iii) There shall have been delivered to the Agent an Officers' Certificate of the Borrower in substantially the form of Exhibit L-2 annexed hereto.

         (N) Litigation. There shall be no litigation pending or threatened involving the Borrower or any of its Subsidiaries or any of their respective properties or assets or, to the best knowledge of the Borrower, that could impair the consummation of the transactions contemplated by the Credit Documents, or that in the good faith judgment of the Agent, could be reasonably expected to have a Materially Adverse Effect.

         (O) Capital Leases, etc. All Capital Leases of the Borrower and its Subsidiaries outstanding immediately prior to the Amendment Date shall remain outstanding after giving effect to the financings hereunder, on terms reasonably satisfactory to the Required Banks.

         (P) Solvency. The Agent shall have received an Officers' Certificate as to the solvency of the Borrower after giving effect to the incurrence of the Subordinated Notes and the Indebtedness contemplated hereunder, substantially in the form of Exhibit L-4 hereto. Such Officers' Certificate shall be satisfactory, in form and substance, to the Required Banks in their sole discretion.

         (Q) Labor Matters. There shall be no labor disputes, strikes or work stoppages, pending or, to the best knowledge of the Borrower, threatened, involving the Borrower or any of its Subsidiaries that could impair the operations of the Borrower or any of its Subsidiaries or that could reasonably be expected to have a Materially Adverse Effect.

         (R) Performance Bonds. Prior to the Closing Date, the Agent shall have received evidence, satisfactory to the Required Banks, that the Borrower will be able to service and maintain performance bonds required in the ordinary course of business on reasonable terms and conditions.

         (S) Material Adverse Change; Business of Borrower. There shall be no change in the business, assets, properties, condition (financial or otherwise) or prospects of the Borrower or in the industries in which it competes that could impair the operations of the Borrower or any of its Subsidiaries or that could reasonably be expected to have a Materially Adverse Effect.

         (T) Subordinated Notes. Substantially contemporaneously with the closing of this transaction, the Company shall have issued and sold $110 million of Subordinated Notes, and shall have applied a portion of the proceeds to the repayment in full of all outstanding indebtedness under the Old

Credit Agreement.

         (U) Conditions Relating to Mortgaged Real Property and Real Property. On or prior to the Amendment Date, the Borrower shall have caused to be delivered to the Agent, on behalf of the Banks, the following documents and instruments to the extent not previously delivered:

         (i) an amendment to each Mortgage encumbering each Mortgaged Real Property in favor of the Agent, as Collateral Agent for the benefit of the Banks, duly executed and acknowledged by the Credit Party that is the owner of or holder of an interest in such Mortgaged Real Property, and otherwise in form for recording in the recording office of each political subdivision where each such Mortgaged Real Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to confirm the Lien in favor of the Collateral Agent on such Mortgaged Real Property under applicable law, and amendments to the filed such UCC-1 financing statements and other similar statements as are contemplated by the counsel opinions described in Section 4.01(B)(iii) in respect of such Mortgage, all of which shall be in form and substance reasonably satisfactory to the Agent, and any other instruments necessary to confirm a mortgage lien under the laws of any applicable jurisdiction, which Mortgage and financing statements and other instruments, as amended, shall be effective to create a Lien on such Mortgaged Real Property to secure payment and performance of the Obligations as amended and restated in accordance with the terms hereof, subject to no Liens other than Prior Liens;

         (ii) with respect to each Mortgaged Real Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary or required to consummate the transactions contemplated hereby or as shall reasonably be deemed necessary by the Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Real Property to confirm the Lien contemplated by the Mortgage, as amended pursuant to clause (i) above, with respect to such Mortgaged Real Property;

         (iii) with respect to each Mortgage, an endorsement to the policy (or commitment to issue a policy) of title insurance insuring (or committing to insure) the Lien of such Mortgage as amended pursuant to clause (i) above, as a valid mortgage Lien on the real property described therein in an amount not less than 115% of the fair market value thereof, which policies (or commitment) shall (a) be issued by the Title Company, (b) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the Agent, (c) contain a "tie-in" or "cluster" endorsement (if applicable and if available under applicable law) (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount) and have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel reasonably acceptable to the Agent to the extent that such opinions can be obtained at a cost which is reasonable with respect to the value of the Real Property subject to such Mortgage) as shall be reasonably requested by the Agent (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, contiguity (as applicable), revolving credit, doing business, zoning, variable rate and so-called comprehensive coverage over covenants and restrictions, in each case to the extent that such endorsements can be obtained at a cost which is reasonable with respect to the value of the Real Property subject to such Mortgage) and (d) contain only such exceptions to title as shall be Prior Liens or are otherwise agreed to by the Agent on or prior to the Closing Date with respect to such Mortgaged Real Property;

         (iv)  with respect to each Mortgaged Real Property, a Survey;

         (v) with respect to each Mortgaged Real Property, policies or certificates of insurance as required by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained in such Mortgage;

         (vi) with respect to each Mortgaged Real Property, UCC, judgment and tax lien searches confirming that the personal property comprising a part of such Mortgaged Real Property is subject to no Liens other than Prior Liens;

         (vii) with respect to each Mortgaged Real Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called "gap" indemnification) as shall be reasonably required to induce the Title Company to issue the policy or policies (or commitment) and endorsements contemplated in subparagraph
     (iii) above;

         (viii) evidence reasonably acceptable to the Agent of payment by the Borrower of all title insurance premiums, search and examination charges, survey costs and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title insurance policies referred to in subparagraph (iii) above;

         (ix) with respect to each Real Property or Mortgaged Real Property, copies of all Leases in which a Credit Party holds the landlord's, tenant's or other interest and any other agreements relating to possessory interests in such Real Property or Mortgaged Real Property. To the extent any of the foregoing affect any Mortgaged Real Property, such Leases shall be reasonably acceptable to the Agent; and

         (x) with respect to each Mortgaged Real Property, an Officers' Certificate or other evidence reasonably satisfactory to the Agent that as of the date thereof, to the best of such officer's knowledge, there (a) have been issued and are in effect valid and proper certificates of occupancy or other local equivalents for the use then being made of such Mortgaged Real Property to the extent currently required by law in the jurisdiction in which such Mortgaged Real Property is located which certificates if not obtained or maintained would have a material adverse effect upon the value of the Mortgaged Real Property and that there is not outstanding any citation, violation or similar notice indicating that such Mortgaged Real Property contains conditions which are not in compliance in all material respects with local codes or ordinances relating to building or fire safety or structural soundness, (b) has not occurred any Taking or Destruction of any Mortgaged Real Property that has not been repaired or restored except as set forth therein and (c) is no litigation regarding boundary lines, encroachment or possession of any Mortgaged Real Property and no state of facts known to any Credit Party which could give rise to any such claim, except as set forth therein.

         (V) Effectiveness. This Amendment shall have been executed by the Company and the Required Banks.

         (W)  Borrowing Base Certificate. Prior to the

Amendment Date, the Agent and the Banks shall have received and the Agent and the Required Banks shall be satisfied (both as to form and substance) with a pro forma Borrowing Base Certificate which shall be prepared as of a date prior to the Amendment Date.

         The effectiveness of this Amendment shall constitute a representation and warranty by each Credit Party to each of the Banks that all of the applicable conditions specified above have been satisfied or waived as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 4.01, unless otherwise specified, shall be delivered to the Agent at its Office (or such other location as may be specified by the Agent) for the account of each of the Banks and in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Required Banks.

         4.02 Conditions Precedent to All Loans. The obligation of the Banks to make all Loans is subject, at the time of each such Loan, to the satisfaction of the following conditions:

         (A)  Effectiveness. This Amendment shall have become effective.

         (B) No Default; Representations and Warranties. At the time of the making of each Loan and also after giving effect thereto (i) there shall exist and be continuing no Default or Event of Default and (ii) all representations and warranties contained herein and in each of the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of such Loan, unless such representation and warranty expressly indicates that it is being made as of any other specific date in which case on and as of such other date.

         (C) Adverse Change, etc. (a) Since the Amendment Date nothing shall have occurred or become known which the Required Banks or the Agent could reasonably expect to have a Materially Adverse Effect; such determination shall be made both before and after giving effect to the making of the Loans hereunder.

         (b) All material governmental and third party approvals and consents (including, without limitation, all material approvals and consents required in connection with any environmental statutes, rules or regulations), if any, in connection with the conduct of the business of the Borrower and its Subsidiaries shall have been obtained and remain in effect.

         (c) There shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of any Loans hereunder the effect of which judgment, order, injunction or restraint is adverse to the performance hereunder by any Bank.

         (D) Margin Rules. On the date of each Borrowing of Loans, neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

         (E) Borrowing Base Certificate. The Agent shall have received and the Required Banks shall be reasonably satisfied (both as to form and substance) with the Borrowing Base Certificate last delivered to the Banks.

         The acceptance of the proceeds of each Borrowing of Loans shall constitute a representation and warranty by the Borrower and each other Credit Party to each of the Banks that all of the applicable conditions specified in
Section 4.02 have been satisfied or waived.

         All of the certificates, legal opinions and other documents and papers referred to in this Section 4.02, unless otherwise specified, shall be delivered to the Agent at its Office (or such other location as may be specified by the Agent) for the account of each of the Banks and in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Required Banks.

         SECTION 5. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Amendment and to make the Loans provided for herein, the Borrower on behalf of itself and its Subsidiaries makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the execution and delivery of this Agreement and the making of each Loan thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 5 are true and correct in all material respects as of the date of each such Loan unless such representation and warranty expressly indicates that it is being made as of any specific date). It is understood by all parties to this Agreement that all Schedules referred to herein set forth information as known to the Borrower and the Guarantors only as of the Amendment Date.

         5.01 Corporate Status. Except as set forth on Schedule 5.01, each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation or organization; (ii) has the corporate or other organizational power and authority and has obtained all requisite governmental licenses, authorizations, consents and approvals to own and operate its property and assets and to transact the business in which it is engaged and presently proposes to engage, including, without limitation, those in compliance with or required by the Environmental Laws, except for those governmental licenses, authorizations, consents or approvals the failure of which to be so obtained could not reasonably be expected to have a Materially Adverse Effect; and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to have a Materially Adverse Effect.

         5.02 Corporate Power and Authority. The Borrower and each other Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Documents to which it is a party. The Borrower and each other Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity or the discretion of the court before which any proceeding therefor may be brought.

         5.03 No Violation. Neither the execution, delivery or performance by the Borrower or any other Credit Party of the Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated therein (i) will violate any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental authority, (ii) conflicts or will conflict or be inconsistent with, results or will result in any breach or violation of any of the terms, covenants, conditions or provisions of, constitutes a default under, or (other than pursuant to the Security Documents) results in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any other Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, material agreement or other material instrument to which the Borrower or any other Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the charter or by-laws of the Borrower or any other Credit Party, except with respect to clauses (i), (ii) and (iii) where such contravention, conflict, inconsistency, breach, default, creation, imposition, obligation or violation could not reasonably be expected to have a Materially Adverse Effect.

         5.04 Litigation. Except as set forth on Schedule 5.04, there are no actions, judgments, suits, investigations or proceedings by any administrative, governmental or other public authority or other Person pending or, to the Borrower's knowledge, threatened against or with respect to the Borrower or any of its Subsidiaries or any of their respective assets that (a) challenges the validity of any of the Credit Documents or the transactions contemplated thereby, including the making of any Loans, or (b) could reasonably be expected to have a Materially Adverse Effect.

         5.05 Use of Proceeds. The proceeds of all Revolving Loans to be made to the Borrower hereunder shall be utilized for working capital and other general corporate purposes.

         Neither the making of any Loan hereunder, nor the use of the proceeds therefrom, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

         5.06 Governmental Approvals, etc. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption or other action by or notice to, any third party or any foreign or domestic, administrative, governmental or public body or authority, or by any subdivision thereof (other than those orders, consents, approvals, licenses, authorizations or validations which, if not obtained or made, could not reasonably be expected to have a Materially Adverse Effect or which have previously been obtained or made, and except for filings to perfect security interests granted pursuant to the Security Documents, all of which will be accomplished on or prior to the Amendment Date), is necessary or required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or the transactions contemplated therein or (ii) the legality, validity, binding effect or enforceability of any Document. At the time of the making of the Initial Loans, there does not exist any judgment, order, injunction or other restraint issued or filed against or with respect to the making of Loans or the performance by the Borrower or any other Credit Party of its respective obligations under the Documents.

         5.07 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is, nor will be after giving effect to the transactions contemplated hereby or by any of the other Documents, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         5.08 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is, nor will be after giving effect to the transactions contemplated hereby or by any of the other Documents, a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries in writing to any Bank and all information furnished in writing by the Borrower or any of its Subsidiaries in writing to the Agent and which is furnished to any Bank by the Agent on behalf of the Borrower or any of its Subsidiaries (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is (or was, on the date of making the Initial Loans), and all other such factual information (taken as a whole) hereafter furnished by any such Person in writing to any Bank (or furnished by such Person in writing to the Agent and which is furnished to any Bank by the Agent on behalf of such Person) will be, true and accurate in all material respects on the date as of which such information is dated or certified.

         The projections and pro forma financial information contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Agent and the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There is no fact known to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Materially Adverse Effect which has not been disclosed herein or in such other documents, certificates and written statements furnished to the Banks for use in connection with the transactions contemplated hereby.

         5.10 Financial Condition; Financial Statements; Projections. (a) Neither the Borrower nor any other Credit Party is entering into the arrangements contemplated hereby or by the other Credit Documents, or intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. On and as of the Amendment Date, on a pro forma basis after giving effect to all Indebtedness incurred and Liens created, or to be created, by the Borrower and each other Credit Party, (w) the Borrower does not expect that final judgments against it or any of its Subsidiaries in actions for money damages with respect to pending or threatened litigation will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered and the cash available to such Person, after taking into account all other anticipated uses of the cash of such Person (including the payments on or in respect of debts (including its Contingent Obligations))); (x) neither the Borrower nor any of its Subsidiaries will have incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature (taking into account the timing and amounts of cash to be received by such Person from any source, and of amounts to be payable on or in respect of debts of such Person and the amounts referred to in the preceding clause (w)); (y) each of the Borrower and each of its Subsidiaries, after taking into account all other anticipated uses of the cash of such Person, anticipates being able to pay all amounts on or in respect of debts of such Person when such amounts are required to be paid; and (z) each of the Borrower and each of its Subsidiaries will have sufficient capital with which to conduct its present and proposed business and the property of such Person does not constitute unreasonably small capital with which to conduct its present or proposed business. For purposes of this Section 5.10, "debt" means any liability on a claim, and

"claim" means a (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. On the date of each Borrowing (and after giving effect to all Borrowings as of such date), the representations set forth in this Section 5.10(a) shall be true and correct with respect to the Borrower and each of its Subsidiaries on such date.

         (b) The Borrower has heretofore delivered to the Banks the historical financial statements described in Section 4.01(H). Except as set forth on
Schedule 5.10 hereto, all such historical financial statements referred to in the preceding sentence were prepared in accordance with GAAP consistently applied. Such historical financial statements present fairly the financial position of the Borrower for each of the periods covered thereby.

         (c) As of the Amendment Date, except as fully reflected or reserved against in the financial statements and the notes thereto described in Section 5.10(b), there were no liabilities or obligations with respect to the Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower. As of the Amendment Date, the Borrower does not know of any basis for the assertion against the Borrower of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements described in Section 5.10(b) or (c), which, either individually or in the aggregate, could reasonably be expected to be material to Borrower.

         5.11 Security Interests. The Security Documents, once executed, delivered and properly recorded, will create, in favor of the Collateral Agent for the benefit of the Banks, as security for the obligations purported to be secured thereby, a valid and enforceable perfected first priority security interest in and Lien upon all of the Collateral to the extent provided for in the applicable Security Document, superior to and prior to the rights of all third persons and subject to no Liens except the Prior Liens applicable to such Collateral. Notwithstanding anything to the contrary contained herein or in the Intellectual Property Security Agreements, neither the Borrower or any Subsidiary makes any representation or warranty about perfecting a security interest in Copyrights (as defined in the Intellectual Property Security Agreement) which are not registered with the U.S. Copyright Office or Licenses (as defined in the Intellectual Property Security Agreement) or foreign patents or trademarks. The mortgagor under each Mortgage, if any, has good and marketable title to the Mortgaged Real Property free and clear of all Liens other than Prior Liens. The respective pledgor or assignor, as the case may be, has (or, on and after the time it executes the respective Security Document, will have) good title to or the necessary right or licenses to use all items of Collateral (other than real property subject to a Mortgage) covered by such Security Document free and clear of all Liens other than Liens permitted under the applicable Security Document. Other than as contemplated in Section 4.01(K), no filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made prior to the Amendment Date.

         5.12 Tax Returns and Payments. The Borrower and each of its Subsidiaries has filed all tax returns required to be filed by it (which are true and correct in all material respects) and has paid all taxes and assessments shown to be due thereon, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. Each of the Borrower and each of its Subsidiaries has paid, or has provided adequate reserves (in accordance with GAAP) for the payment of, all federal, state, local and foreign taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof. Neither the Borrower nor any of its Subsidiaries knows of any proposed tax assessment against any such Person that could reasonably be expected to have a Materially Adverse Effect which is not being actively contested in good faith by such Person to the extent affected thereby in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

         5.13 ERISA. (A) Each of the Borrower and the ERISA Affiliates is in compliance in all material respects with all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all employee benefit plans, Pension Plans and Multiemployer Plans.

         (B) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan which resulted or is reasonably expected to result in a liability to the Borrower or any ERISA Affiliate in excess of $100,000.

         (C) The sum of the amount of unfunded benefit liabilities (determined in accordance with Statement of Financial Accounting Standards No. 87) under all Title IV Plans (excluding each Title IV Plan with an amount of unfunded benefit liabilities of zero or less) is not more than $100,000. As of the Amendment Date, the sum of the amount of unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) under all Title IV Plans (excluding each Title IV Plan with an amount of unfunded benefit liabilities of zero or less) is not more than $100,000.

         (D) Neither the Borrower nor any ERISA Affiliate has any obligation to contribute to or any liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to any Multiemployer Plan or any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code. The Borrower and each ERISA Affiliate has complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any withdrawal liability under Section 4201 et seq. of ERISA to any Multiemployer Plan or any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code.

         (E) Neither the Borrower nor any ERISA Affiliate has incurred any accumulated funding deficiency (whether or not waived) with respect to any Pension Plan.

         (F) Neither the Borrower nor any ERISA Affiliate has or reasonably expects to become subject to a Lien in favor of any Pension Plan under Section 302(f) or 307 of ERISA or Section 401(a)(29) or 412(n) of the Code.

         (G) Assuming that no portion of the Loans to be advanced hereunder is attributable, directly or indirectly, to the assets of any employee benefit plan, the execution, performance and delivery of the Credit Documents by any party thereto will not involve any prohibited transaction within the meaning of
Section 406 of ERISA or Section 4975 of the Code for which an exemption therefrom is not available.

         (H) No unfunded liability has arisen with respect to any Foreign Pension Plan (individually or in the aggregate) in excess of $500,000.

         As used in this Section 5.13, the term "accumulated funding deficiency" has the meaning specified in Section 302 of ERISA and Section 412 of the Code, and the term "employee benefit plan" has the meaning specified in Section 3(3) of ERISA.

         5.14 Borrower's Subsidiaries. Each of the Borrower's Subsidiaries as of the date hereof is listed on Schedule 5.14 hereto. As of the date hereof, each such Subsidiary is a Wholly-Owned Subsidiary of the Borrower.

         5.15 Patents, etc. The Borrower and each of its Subsidiaries owns or possesses adequate licenses or other rights to use all material patents, patent applications, trademarks, trademark applications, servicemarks, servicemark applications, trade names, copyrights, trade secrets and know how (collectively, the "Intellectual Property") necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted. No claim is pending or, to the best of the Borrower's knowledge, threatened to the effect that the actions of Borrower or any of its Subsidiaries infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property, and, to the best of the Borrower's knowledge, there is no basis for any such claim (whether or not pending or threatened). No claim is pending or, to the best of the Borrower's knowledge, threatened to the effect that any such Intellectual Property owned or licensed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries otherwise has the right to use is invalid or unenforceable by the Borrower or such Subsidiary, and, to the best of the Borrower's knowledge, there is no basis for any such claim (whether or not pending or threatened).

         5.16 Compliance with Laws, etc. Except as set forth in Schedule 5.16 hereto, each of the Borrower and each of its Subsidiaries is in material compliance with all applicable laws and regulations, including without limitation those relating to pollution and environmental control, equal employment opportunity and employee safety, in all jurisdictions in which it is presently doing business, and the Borrower will and the Borrower will cause each of its Subsidiaries to comply with all such material laws and regulations which may be imposed in the future in jurisdictions in which it or such Subsidiary may then be doing business other than those the non-compliance with which could not reasonably be expected to have a Materially Adverse Effect.

         5.17 Properties. Each of the Borrower and the other Credit Parties has good and marketable title to and beneficial ownership of or the necessary licenses to use all its respective properties owned by it, including after the Amendment Date all property reflected in the most recent balance sheet referred to in Section 5.10(b) and except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business. Title to each such property or asset that is not Collateral is held by the Borrower or its Subsidiaries free and clear of all Liens except Permitted Encumbrances. Title to each such property or asset that constitutes Collateral is held by the Borrower or its Subsidiaries free and clear of all Liens other than the Liens contemplated by the applicable Security Documents. Each of the Borrower and each of its Subsidiaries holds all licenses, certificates of occupancy or operation and similar certificates and clearances of municipal and other authorities necessary to own and operate its properties in the manner and for the purposes currently operated by such party. Each Real Property and each Mortgaged Real Property, if any, is suitable for its intended purposes and is served by such utilities as are necessary for the operation thereof. There are no actual, threatened or alleged defaults of a material nature with respect to any leases of real property under which the Borrower, or any of its Subsidiaries, is lessor or lessee.

         5.18 Securities. The outstanding capital stock of the Borrower is duly authorized, issued and delivered and is fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 5.18 there are not, as of the Amendment Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any person to acquire any capital stock of the Borrower or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such capital stock.

         5.19 Collective Bargaining Agreements. Set forth on Schedule 5.19 hereto is a list and description (including dates of termination) of all collective bargaining or similar agreements between or applicable to the Borrower and its Subsidiaries as of the date hereof, and any union, labor organization or other bargaining agent in respect of the employees of the Borrower and its Subsidiaries as of the date hereof.

            5.20  Environmental Protection.  Except as set forth on Schedule
5.20 hereto and except as could not reasonably be expected to have a Materially Adverse Effect:

            (A) Each of the Borrower and each other Credit Party has obtained all permits, licenses and other authorizations which are required with respect to the operation of the business and use, ownership and operation of Real Property of the Borrower and each other Credit Party under any Environmental Law and each such authorization is in full force and effect.

            (B) Each of the Borrower and each other Credit Party is in compliance with all terms and conditions of the permits, licenses and authorizations specified in subsection 5.20(A) above, and is also in compliance with, and not subject to liability under, any Environmental Law applicable to it and its business, assets, operations and Real Property (including, without limitation, compliance with standards, schedules and timetables therein), including without limitation those arising under the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Federal Clean Air Act, as amended, and the Toxic Substances Control Act, as amended.

            (C) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Borrower or any other Credit Party, threatened against the Borrower or any of its Subsidiaries under any Environmental Law.

            (D) Neither the Borrower nor any other Credit Party has received notice that it has been identified as a potentially responsible party under CERCLA or any comparable state law nor has the Borrower or any other Credit Party received any notification that any Hazardous Materials that it or any of their respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of or arranged for transport for disposal or treatment of, or arranged for disposal or treatment of, has been found at any site at which any governmental agency or private party is conducting or planning to conduct a remedial investigation or other action pursuant to any Environmental Law.

            (E) There have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Materials by the Borrower or any other Credit Party or any of their respective predecessors on, at, upon, into or from any of the Real Properties. To the best knowledge of the Borrower and each other Credit Party after due inquiry there have been no such releases on, at, upon, under, from or into any real property in the vicinity of any of the Real Properties that, through air, soil, surface water or groundwater migration or contamination, may be located on, in or under such Real Properties.

         (F) There is no asbestos in, on, or at any Real Properties or any facility or equipment of the Borrower or any other Credit Party.

         (G) No Real Properties currently or formerly owned or operated by the Borrower or any other Credit Party or any of their respective predecessors in interest of the Borrower or any other Credit Party are (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any governmental authority.

         (H) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance with any Environmental Law, or which may give rise to any liability under any Environmental Law, including, without limitation, liability under CERCLA or similar state, local or foreign laws, or which may otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

         (I) No Lien has been recorded under any Environmental Law with respect to any assets, facility or Real Property owned, operated, leased or controlled by the Borrower or any of the Credit Parties or any of their respective Subsidiaries.

         5.21 Environmental Investigations. All environmental investigations, assessments, studies, audits or reviews conducted of which the Borrower or any other Credit Party has knowledge in relation to the current or prior business or assets of the Borrower or any of its Subsidiaries or any Real Property, asset or facility now or previously owned, operated or leased by the Borrower or any of its Subsidiaries have been delivered to the Agent.

         5.22 Labor Matters. Neither the Borrower nor any other Credit Party has experienced within the last twelve months any strike, labor dispute, slowdown or work stoppage due to labor disagreements which could reasonably be expected to have a Materially Adverse Effect, and (ii) to the best knowledge of the Borrower and each other Credit Party, there is no such strike, dispute, slowdown or work stoppage threatened against any Credit Party which could reasonably be expected to have a Materially Adverse Effect.

         5.23 Indebtedness, etc. Each of the Borrower and each other Credit Party has no Indebtedness in excess of $500,000 in the aggregate and $100,000 individually other than as set forth in Schedule 4.01J and the Indebtedness hereunder.

         SECTION 6. Affirmative Covenants. Borrower covenants and agrees that on the Amendment Date and thereafter for so long as this Agreement is in effect and until the Revolving Loan Commitments have terminated and the Loans together with interest, fees and all other Obligations incurred hereunder are paid in full:

         6.01 Information Covenants. The Borrower will furnish or cause to be furnished to each Bank:


         (a) As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, of cash flows and of stockholders' equity for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and a report on such consolidated balance sheets and financial statements by a "Big Six" accounting firm or another firm of independent public accountants of nationally recognized standing that is satisfactory to the Required Banks, which report shall not be qualified as to the scope of audit or as to the status of the Borrower and its Subsidiaries as a going concern and shall state that such consolidated financial statements present fairly the consolidated financial position of the Borrower and its

     Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for such changes with which the independent certified public accountants concur) and the examination by such accountants was conducted in accordance with generally accepted auditing standards.

         (b) As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, commencing with the first fiscal quarter following the Amendment Date, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of operations, of cash flows and of stockholders' equity for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments.

         (c) As soon as practicable and in any event within 30 days after the end of each month, commencing with the first full month ending after the Amendment Date, (i) the unaudited consolidated balance sheet of the Borrower as at the end of such period and (ii) the related unaudited statements of income and cash flows of the Borrower, in each case for such fiscal month and for the period from the beginning of the then current fiscal year to the end of such fiscal month, setting forth in comparative form the corresponding periods of the prior fiscal year.

         (d) Within 30 days after the commencement of each fiscal year, budgets of the Borrower and its Subsidiaries in reasonable detail for each month of such fiscal year, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 6.01(a) and (b), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this subsection (d) shall be presented.

         (e) At the time of the delivery of the financial statements provided for in Sections 6.01(a), (b) and (c), an

     Officers' Certificate, signed by the chief financial officer, controller, chief accounting officer or other Authorized Officer of the Borrower, substantially in the form of Exhibit L-3 hereto, to the effect that, to the best of such officer's knowledge after due inquiry, no Default or Event of Default exists, or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate, when delivered at the end of any fiscal quarter, shall be accompanied by a Compliance Certificate in a form reasonably acceptable to the Required Banks setting forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the covenants in this Agreement (including without limitation the covenants set forth in Sections 7.05 and 7.10 through 7.12 inclusive) as at the end of such fiscal period or year, as the case may be.

         (f) Promptly upon receipt thereof, a copy of each annual "management letter" submitted to the Borrower by its independent accountants in connection with any annual audit made by them of the books of the Borrower or any of its Subsidiaries.

         (g) Promptly upon their becoming available, copies of all consolidated financial statements, reports, notices and proxy statements sent or made available generally by the Borrower or any Subsidiary of the Borrower to its security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the SEC and of all press releases and other statements made available generally by the Borrower or any Subsidiary of the Borrower to the public concerning material developments in the business of the Borrower and its Subsidiaries.

         (h) Promptly upon any officer of the Borrower or any other Credit Party obtaining knowledge (w) of any condition or event which constitutes a Default or Event of Default, or becoming aware that any Bank has given any notice or taken any other action with respect to the Borrower or any other Credit Party with respect to a claimed Default or Event of Default under this Agreement, (x) that any Person has given any notice to the Borrower or any other Credit Party or taken any other action with respect to the Borrower or any other Credit Party with respect to a claimed default or event or condition of the type referred to in Section 8.04, or (y) of a material adverse change in the business, operations, properties, assets, nature of assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, an Officers' Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed Default, Event of Default, event or condition, or material adverse change, and what action the Borrower has taken, is taking and proposes to take with respect thereto.

         (i) (i) Promptly upon any officer of the Borrower or any other Credit Party obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or directly affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed to the Banks, which action, suit, proceeding, governmental investigation or arbitration seeks (or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which seek) recovery from the Borrower or any of its Subsidiaries aggregating $350,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), the Borrower shall give notice thereof to the Banks and provide such other information as may be reasonably available to enable the Banks and their counsel to evaluate such matters; (ii) as soon as practicable and in any event within 45 days after the end of each fiscal quarter, the Borrower shall provide a quarterly report to the Banks covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration (not previously reported) against or directly affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed to the Banks, which action, suit, proceedings, governmental investigation or arbitration seeks (or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which seek) recovery from the Borrower or any of its Subsidiaries aggregating $250,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims), and shall provide such other information at such time as may be reasonably available to enable the Banks and their counsel to evaluate such matters; (iii) in addition to the requirements set forth in clauses (i) and (ii) of this Section 6.01(i), the Borrower upon request shall promptly give notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered to the Banks pursuant to clause (i) or (ii) above to the Banks and provide such other information as may be reasonably available to it to enable the Banks and their counsel to evaluate such matters; and (iv) promptly upon any officer of the Borrower or any of its Subsidiaries obtaining knowledge of any dispute in respect of or the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or directly affecting any material contract of the Borrower or any of its Subsidiaries, the Borrower shall give notice thereof to the Banks and shall provide such other information as may be reasonably available and reasonably requested by the Banks to enable the Banks and their counsel to evaluate such matters.

                  (j) Within 30 days of the last day of each fiscal year of the Borrower, a report in form and substance reasonably satisfactory to the Required Banks outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and outlining all material insurance coverage planned to be maintained by the Borrower and its Subsidiaries in the subsequent fiscal year.

                  (k) To the extent reasonably requested by the Agent, as soon as practicable and in any event within ten days of the later of such request and the making of any such amendment or waiver, copies of amendments or waivers with respect to Indebtedness of the Borrower or any of its Subsidiaries.

                  (l) At least 30 days prior to the commencement of each fiscal year, the Borrower shall provide to the Agent its consolidated plan, prepared on an annual basis, for the current year, the next succeeding fiscal year and on or prior to the Closing Date, the Borrower's consolidated plan, prepared on an annual basis, for the next succeeding five fiscal years, in each case prepared in accordance with the Borrower's normal accounting procedures (and which will represent management's reasonable estimate of the Borrower's projected performance during such periods) applied on a consistent basis, including, without limitation, (A) forecasted consolidated balance sheets and consolidated statements of operations, of cash flows and of stockholders' equity of the Borrower and its Subsidiaries on a consolidated basis and consolidating profit and loss statements for each Subsidiary of the Borrower for such periods, (B) the amount of forecasted capital expenditures for such fiscal periods, and (C) forecasted compliance with Sections 7.05 and 7.10-7.12; provided that if any such forecast indicates that the Borrower may not be in compliance with any provision of this Agreement at some future date, such forecast shall not constitute a Default or an Event of Default or anticipatory or other breach thereof.

                  (m) Within twenty-five (25) days after the last Business Day of each month following the Amendment Date, the Agent shall have received for distribution to each Bank a borrowing base certificate in the form of Exhibit K hereto (the "Borrowing Base Certificate") detailing the Borrower's Eligible Accounts Receivable and Eligible Inventory as of the last day of such month, certified as complete and correct on behalf of the Borrower by the Borrower's chief executive officer, chief financial officer, controller or other Authorized Officer. In addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information as the Agent may reasonably request. If the Borrower fails to deliver any such Borrowing Base Certificate within thirty (30) days after the end of any such month, then the Borrowing Base shall be deemed to be $0 until such time as the Agent shall have received such required Borrowing Base Certificate.

                  (n) With reasonable promptness, such other information and data with respect to the Borrower or any of its Affiliates or any other similar entity in which the Borrower or any Subsidiary has an investment, as from time to time may be reasonably requested by any Bank if such information may materially affect the business, operations or prospects of the Borrower or its Subsidiaries.

                  6.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP (or in accordance with generally accepted accounting principles of the country in which such Subsidiary is located). The Borrower will, and will cause each of its Subsidiaries to, permit, upon reasonable prior notice to the chief financial officer, controller or any other Authorized Officer of the Borrower, officers and designated representatives of the Agent or any Bank to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whosesoever possession, and to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants (in the presence of such officers), all at such reasonable times and intervals and to such reasonable extent as the Agent or any Bank may reasonably request.

                  6.03 Maintenance of Property; Insurance. (a) The Borrower and each Subsidiary will exercise commercially reasonable efforts to maintain or cause to be maintained in good repair, working order and condition (subject to normal wear and tear) all properties used in its businesses and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and will maintain and renew as necessary all licenses, permits and other clearances necessary to use and occupy such properties of the Borrower and each Subsidiary, as the case may be.

                  (b) Subject to the provisions of subsection 6.03(c) below, the Borrower and each Subsidiary will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations to the extent that such types and such amounts of insurance are available at commercially reasonable rates. The Borrower or each Subsidiary, as applicable, will furnish to each Bank, upon reasonable request, information as to the insurance carried, and will not cancel any such insurance without the consent of the Required Banks, which consent shall not be unreasonably withheld.

                  (c) Without limiting subsection 6.03(b) above, the Borrower and each Subsidiary, as applicable, shall maintain, or cause to be maintained, in full force the insurance coverages specified in the Mortgages, if any, and the Security Documents.

                  6.04 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings promptly instituted and diligently conducted if it has maintained adequate reserves with respect thereto in accordance with GAAP (or in accordance with generally accepted accounting principles of the country in which such Subsidiary is located).

                  6.05 Corporate Franchises. The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, rights and authority, except where such failure to keep in full force and effect such rights and authority could not reasonably be expected to have a Materially Adverse Effect.

                  6.06 Compliance with Statutes, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than non-compliance which could not reasonably be expected to have a Materially Adverse Effect.

                  6.07 ERISA. The Borrower will furnish to each of the Banks:

                  (a) promptly upon the Borrower knowing or having reason to know of the occurrence of any (i) Termination Event, or (ii) "prohibited transaction," within the meaning of Section 406 of ERISA or
         Section 4975 of the Code, in connection with any Pension Plan or any trust created thereunder, which in the case of all such events described in clause (i) or (ii) results or could reasonably be expected to result in a liability of the Borrower or its ERISA Affiliates in the aggregate in excess of $50,000, or the imposition of a Lien on the assets of the Borrower a written notice specifying the nature thereof, what action the Borrower or its

         ERISA Affiliates have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto.

                  (b) with reasonable promptness copies of (i) all notices received by the Borrower or any of its ERISA Affiliates of PBGC's intent to terminate any Title IV Plan or to have a trustee appointed to administer any Title IV Plan, the notice of which event is required pursuant to the preceding paragraph (a); (ii) upon the request of the Agent each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan;
         (iii) upon the request of the Agent, the most recent actuarial valuation report for each Title IV Plan; and (iv) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, the notice of which event is required pursuant to the preceding paragraph (a).

                  6.08 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument and material contract by which it is bound or to which it is a party, except where such nonperformance could not reasonably be expected to have a Materially Adverse Effect.

                  6.09 Fiscal Quarters; Fiscal Year. The Borrower will, and will cause each of its Subsidiaries to, have its fiscal quarters end on March 31, June 30, September 30 and December 31. The Borrower shall cause, and shall cause each of its Subsidiaries' fiscal year to, commence on April 1.

                  6.10 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 5.05.

                  6.11 No Further Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder (which Indebtedness relates solely to the acquisition or improvement of such specific property), neither the Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

                  6.12 Environmental Events. (i) The Borrower and the other Credit Parties will promptly give notice to the Agent upon becoming aware (a) of any violation by Borrower or any other Credit Party of any Environmental Law,
(b) of any inquiry, proceeding, investigation or other action by or with respect to Borrower or any other Credit Party under any Environmental Law, including, without limitation, a request for information or a notice of potential environmental liability from any foreign, federal, state or local environmental agency or board or any other Person, or (c) of the discovery of the release of any Hazardous Material at, on, under or from any of the Real Properties or any facility or equipment thereat in excess of reportable quantities or allowable standards or levels under any Environmental Law, or in a manner and/or amount which could reasonably be expected to result in liability under any Environmental Law, in each case which could reasonably be expected to have a Materially Adverse Effect.

                  (ii) In the event of the presence of any Hazardous Material on, at, upon or under any of the Real Properties which is in violation of, or which could reasonably be expected to result in liability on the part of the Borrower or its Subsidiaries under, any Environmental Law, in each case which could reasonably be expected to have a Materially Adverse Effect, the Borrower or any other Credit Party, upon discovery thereof, shall take all necessary steps to initiate and expeditiously complete all response, corrective and other action to mitigate and eliminate any such adverse effect, except to the extent that such actions are taken by a third party to the satisfaction of the Agent, and shall keep the Agent informed of their actions and the results.

                  (iii) The Borrower shall provide the Agent with copies of any notice, submittal or documentation provided by the Borrower or any other Credit Party to any governmental authority or third party under any Environmental Law if the matter which is the subject of the notice, submittal or other documentation could reasonably be expected to have a Materially Adverse Effect. Such notice, submittal or documentation shall be provided to the Agent promptly and, in any event, within 15 calendar days after such material is provided to the governmental authority or third party.

                  6.13 Pledge of Additional Collateral. Subject to Section 6.11, promptly, and in any event within 45 days after the acquisition of assets of the type that would have constituted Collateral (if the person acquiring such assets had executed an appropriate Security Document on the Closing Date) at the Closing Date (the "Additional Collateral"), the Borrower will, and will cause each of its Subsidiaries to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant the Collateral Agent a perfected Lien in such Additional Collateral (or comparable interest under foreign law in the case of foreign Additional Collateral), unless the Agent notifies the Borrower that such action shall not be required. In the event that the Borrower or its Subsidiaries acquire a fee interest in real property, the Borrower or its applicable Subsidiary, as the case may be, will take such actions and execute such documents as the Collateral Agent shall require pursuant to notification of the Borrower to confirm the Lien of a Mortgage on such real property (including, without limitation, satisfaction of the conditions set forth in Section 4.01(U) hereto). All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, reasonable costs of counsel for the Collateral Agent, shall be for the account of the Borrower, which shall pay all sums due as promptly as practicable and in any event within 15 days of receipt of a reasonably detailed notice (consisting of aggregate attorney time, disbursements and costs) thereof.

                  6.14 Security Interests. The Borrower and each other Credit Party shall perform any and all acts and execute any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement) to enable the Collateral Agent to file such documents in any appropriate jurisdiction under the provisions of the UCC, local law or any statute, rule or regulation of any applicable jurisdiction which are necessary in order to maintain or confirm in favor of the Collateral Agent for the ratable benefit of the Banks a valid and perfected Lien on the Collateral, including, without limitation, patents and trademarks owned by any Credit Party which are not used in any product line as of the date hereof but which are subsequently so used or licensed for use, but excluding Copyrights (as defined in the Intellectual Property Security Agreement) which are not registered with the U.S. Copyright Office and License (as defined in the Intellectual Property Security Agreement) and foreign patents and foreign trademarks, subject to no Liens except for Prior Liens and Liens permitted by the applicable Security Documents. The Borrower and each other Credit Party shall, at the request of the Collateral Agent, as promptly as practicable after the filing of any financing statements, deliver to the Collateral Agent acknowledgment copies of, or copies of lien search reports confirming the filing of, financing statements duly filed under the UCC of all jurisdictions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien created, or purported or intended to be created, by each Security Document.

                  6.15 Inactive Subsidiaries. The Borrower shall prevent the Inactive Subsidiaries from engaging in any business activity or other actions other than those specifically required by law. The Borrower represents and warrants that the Inactive Subsidiaries are inactive corporations and do not have assets with an aggregate value in excess of $15,000.

                  SECTION 7. Negative Covenants. The Borrower hereby covenants and agrees that as of the Amendment Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated and until the Loans together with interest, fees and all other Obligations incurred hereunder are paid in full:

                  7.01 Changes in Business. The Borrower will not, and will not permit any of its Subsidiaries to, materially alter the character of its businesses from that conducted by the Borrower or such Subsidiary, as the case may be, at the Amendment Date.

                  7.02 Amendments or Waivers of Certain Documents. After the Amendment Date, the Borrower will not, and will not permit any of its Subsidiaries to, amend or otherwise change the terms of its Certificate of Incorporation (including, without limitation, by the filing of a certificate of designation) or By-laws or any agreement entered into the Borrower or any of its Subsidiaries with respect to the capital stock of the Borrower or any of its Subsidiaries in a manner that could reasonably be deemed to be adverse to the Banks, without the prior written consent of the Required Banks.

                  7.03 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien upon or with respect to any item constituting Collateral, whether now owned or hereafter acquired, except for the Lien of the Security Document relating thereto, Prior Liens applicable thereto and other Liens expressly permitted by such Security Document. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Borrower or any Subsidiary which does not constitute Collateral, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except the following, which are herein collectively referred to as "Permitted Encumbrances":

                  (a) Liens for taxes, assessments or governmental charges or claims not yet delinquent or Liens for taxes, assessments or governmental charges or claims being contested in good faith and by appropriate proceedings for which adequate reserves, as may be required by GAAP or the generally accepted accounting principles in the country in which such property or assets are located, have been established;

                  (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law (i) which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien or (ii) which do not relate to material liabilities of the Borrower and its Subsidiaries and do not in the aggregate materially detract from the value of the property and assets of the Borrower and its Subsidiaries taken as a whole;

                  (c) Liens in connection with any attachment or judgment (including judgment or appeal bonds) unless such Liens secure judgments in excess of $150,000 in the aggregate (exclusive of any amount adequately covered by insurance as to which the insurance company has acknowledged coverage) and such judgments that are so secured shall, within 60 days after the entry thereof, not have been discharged or execution thereof not stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

                  (d) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money or the equivalent);

                  (e) subject to the provisions of Section 7.20 and, with respect to any Mortgaged Real Property, to the provisions of any applicable Mortgage, Leases with respect to the assets or properties of the Borrower entered into in the ordinary course of the Borrower's business and subordinate in all respects to the Liens granted and evidenced by the Security Documents;

                  (f) easements, rights of way, restrictions, minor defects or irregularities in title not interfering in any material respect with the business of the Borrower or any of its Subsidiaries, in each case incurred in the ordinary course of business and which do not materially impair for its intended purposes the Real Property to which it relates; and

                  (g) Liens upon real or tangible personal property acquired by the Borrower or its Subsidiaries after the date hereof; provided that
         (i) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, the cost of the item of property subject thereto, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the fair value (as determined in good faith by the board of directors of the Borrower) of the respective property at the time it was so acquired,
         (iii) such Lien does not extend to or cover any other property other than such item of property and (iv) the incurrence of such Indebtedness secured by such Lien is permitted by Section 7.04.

                  7.04 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume, become liable for (contingently or otherwise) or suffer to exist any Indebtedness, except:

                  (a) Indebtedness incurred pursuant to the Credit Documents;

                  (b) Interest Rate Agreements;

                  (c) $250,000 of Indebtedness incurred to finance the cost of the acquisition of real or personal tangible property (including Capital Leases); provided that all such Indebtedness shall not exceed 100% of the fair value of such property; and provided, further, that such Indebtedness is not secured by any Lien other than a Lien referred to in clause (g) of Section 7.03;

                  (d) Indebtedness owing by the Borrower to a Wholly Owned Subsidiary of the Borrower or Indebtedness owing by a Wholly Owned Subsidiary of the Borrower to the Borrower; provided, however, that all such Indebtedness in excess of an aggregate principal amount of $100,000 outstanding at any one time shall be evidenced by Intercompany Notes which shall be pledged to the Collateral Agent on behalf of the Banks pursuant to a Pledge Agreement;

                  (e) the Subordinated Notes;

                  (f) other unsecured Indebtedness not exceeding $150,000 in the aggregate at any time outstanding;

                  (g) Indebtedness listed as "Surviving Indebtedness" on
         Schedule 4.01J, part I, attached hereto; and

                  (h) the Subordinated Debentures

                  7.05 Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make Consolidated Capital Expenditures for any purpose in excess of the amount set forth below for the year ended on the date listed below:

                                                      Amount in
           Date                                        Dollars
           ----                                        -------
      March 31, 1998................................  $10,000,000
      March 31, 1999................................   12,000,000
      March 31, 2000................................   14,000,000
      March 31, 2001................................   16,000,000
      March 31, 2002................................   16,000,000

                  7.06 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except:

                  (a) investments in Cash and Cash Equivalents;

                  (b) receivables owing to them and advances to customers and suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                  (d) investments in capital stock of any Wholly Owned Subsidiary of the Borrower existing on the Closing Date or thereafter created with the prior written consent of the Required Banks, in each case to the extent thereof as of the Closing Date or the date of such creation, but excluding any additional Investments in the capital stock thereof except to the extent arising from an increase in the retained earnings of such Subsidiary; and

                  (e) additional loans, advances and/or investments of a nature not contemplated by the foregoing clauses (a) through (d); provided that all loans, advances and investments made pursuant to this clause
         (e) shall not exceed $500,000 in the aggregate at any time outstanding; and provided, further, that all Securities or other instruments evidencing such loans, investments or advances shall be pledged pursuant to an appropriate Security Document in the event that such

         Securities or other instruments shall have been acquired for aggregate consideration in excess of $50,000; and provided, further, that no loans, advances or investments shall be made to any Subsidiary of the Borrower pursuant to this clause (e).

                  To the extent any such receivables are not included in the calculation of Eligible Accounts Receivable, the provisions of this Section 7.06 shall not preclude or restrict the Borrower's financings (by means of sales to customers made with extended payment terms) of receivables for Borrower's Endoview and RigiScan products, which financings are at commercially reasonable rates and do not extend beyond three years from the Closing Date. The outstanding balance of such financings shall not at any time exceed $6,000,000 of net accounts receivable.

                  7.07 Prepayments of Securities, Amendments, etc. The Borrower will not, and will not permit any of its Subsidiaries to, (i) other than in connection with this Agreement, make (or give any notice in respect of) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of any Indebtedness (other than upon conversion into capital stock pursuant to the terms of such Indebtedness existing on the Closing Date) or any capital stock; or (ii) amend or otherwise change the terms of any Indebtedness for borrowed money, or make any payment consistent with an amendment or change thereto, if the effect of such amendment or change is to increase the interest rate on such Indebtedness, accelerate the dates upon which payments of principal or interest are due thereon, make more restrictive on the Borrower or any Subsidiary any event of default or condition to an event of default with respect to such Indebtedness, grant any security interest to secure such Indebtedness, make more onerous on the Borrower or any Subsidiary the redemption or prepayment provisions thereof, change the subordination provisions thereof (if any), cause such Indebtedness to be guaranteed by any Person or, together with all other amendments or changes made, increase materially the obligations of the obligor or confer additional rights on the holder of such Indebtedness which would be adverse to the Borrower, any Subsidiary or the Banks.

                  7.08 Dividends, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividends or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for any consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or make any loans or advances to Affiliates (other than as permitted by Section 7.06), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock) (all of the foregoing, "Dividends"), except that any Subsidiary of the Borrower may pay Dividends to its parent corporation if such parent corporation is the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided that Urohealth, Inc. (California) may redeem its Series A Preferred Stock outstanding on the date hereof pursuant to its terms at an aggregate price not in excess of $1,400,000.

                  7.09 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any holder of 5% or more of any class of equity securities of the Borrower or any Affiliate of the Borrower other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than a holder of 5% or more of any class of equity securities of the Borrower or an Affiliate of the Borrower; provided that the foregoing restrictions shall not apply to (i) transactions between the Borrower and any of its Wholly-Owned Subsidiaries and (ii) the payment of fees (including any fees described in Section 11.04 hereof) to Indosuez and its Affiliates for financial services, such fees not to exceed the usual and customary fees of Indosuez for similar services.

                  7.10 Total Interest Coverage Ratio. The Borrower will not permit the ratio of (i) Consolidated EBITDA of the Borrower to (ii) Consolidated Interest Expense of the Borrower for any Test Period ending during any period listed below to be less than the ratio set forth opposite such date below:

Test Period Ending                                                    Ratio
------------------                                                    -----
June 30, 1997....................................................  1.50 to 1.0
September 30, 1997...............................................  1.75 to 1.0
December 31, 1997................................................  2.00 to 1.0
March 31, 1998...................................................  3.00 to 1.0
June 30, 1998....................................................  3.00 to 1.0
September 30, 1998...............................................  3.00 to 1.0
December 31, 1998................................................  3.00 to 1.0
March 31, 1999...................................................  4.00 to 1.0
June 30, 1999....................................................  4.00 to 1.0
September 30, 1999...............................................  4.00 to 1.0
December 31, 1999................................................  4.00 to 1.0
March 31, 2000...................................................  4.00 to 1.0
June 30, 2000....................................................  4.00 to 1.0
September 30, 2000...............................................  4.00 to 1.0
December 31, 2000................................................  4.00 to 1.0
March 31, 2001...................................................  4.00 to 1.0
June 30, 2001....................................................  4.00 to 1.0
September 30, 2001...............................................  4.00 to 1.0
December 31, 2001................................................  4.00 to 1.0
March 31, 2002...................................................  4.00 to 1.0


                  7.11 Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of (i) Consolidated EBITDAC of the Borrower minus cash taxes paid by the Borrower to (ii) the sum of (A) Consolidated Interest Expense of the Borrower and (B) the amount of scheduled mandatory payments on account of principal of Indebtedness made by the Borrower for any Test Period ending on or after June 30, 1997 and on or before December 31, 1997 to be less than 1.00 to 1.00, for any Test Period ending on or after March 31, 1998 and on or before December 31, 1999 to be less than 1.05 to 1.00 or less than 1.10 to 1.00 for any Test Period ending on or after March 31, 2000.

                  7.12 Leverage Ratio. The Borrower will not permit the ratio of
(i)(A) Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness represented by the Subordinated Debentures) as of the last day of the period set forth below less (B) the product of .25 multiplied by the total amount of Cash and Cash Equivalents of the Borrower and its Subsidiaries as of the last day of the period set forth below to (ii) Consolidated EBITDA of the Borrower for the Test Period ending on each date listed below to be more than the ratio set forth below as of the last day of each of the Test Period set forth below; provided that for the first three quarters of fiscal 1998 Consolidated EBITDA shall be annualized to an amount equal to the product of Consolidated EBITDA for such Test Period and a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed during Test Period:

Test Period                                                            Ratio
-----------                                                            -----
June 30, 1997...................................................   5.00 to 1.00
September 30, 1997..............................................   5.00 to 1.00
December 31, 1997...............................................   5.00 to 1.00
March 31, 1998..................................................   3.50 to 1.00
June 30, 1998...................................................   3.50 to 1.00
September 30, 1998..............................................   3.50 to 1.00
December 31, 1998...............................................   3.50 to 1.00
March 31, 1999..................................................   3.00 to 1.00
June 30, 1999...................................................   3.00 to 1.00
September 30, 1999..............................................   3.00 to 1.00
December 31, 1999...............................................   3.00 to 1.00
March 31, 2000..................................................   2.50 to 1.00
June 30, 2000...................................................   2.50 to 1.00
September 30, 2000..............................................   2.50 to 1.00
December 31, 2000...............................................   2.50 to 1.00
March 31, 2001..................................................   2.50 to 1.00
June 30, 2001...................................................   2.50 to 1.00
September 30, 2001..............................................   2.50 to 1.00
December 31, 2001...............................................   2.50 to 1.00
March 31, 2002..................................................   2.50 to 1.00


                  7.13 Issuance of Subsidiary Stock. The Borrower will not and will not permit any of its Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any shares of its capital stock or other securities (or warrants, rights or options to acquire capital stock or convertible securities or other equity securities) of such Subsidiary.

                  7.14 Disposition of Assets. A. The Borrower will not, and will not permit any of its Subsidiaries to, dispose of all or any part of its interest in any asset, except that the Borrower and its Subsidiaries may sell assets so long as either (i) such sales are approved by the Required Banks and the sales price thereof is, in the reasonable judgment of the Required Banks, at least equal to the fair market value of such assets,

(ii) such sales are for at least the fair market value of such assets and the aggregate amount of such asset sales does not exceed $250,000 in any year and, in any such case, the Borrower or such Subsidiary complies with the mandatory prepayment and Commitment reduction provisions and, in the case of Collateral, so long as the conditions to the release of Collateral described herein and in the applicable Security Documents are met, (iii) such sales are of inventory and in the ordinary course of business, or (iv) such sales are (A) of obsolete equipment, (B) for at least the fair market value of such equipment, (C) not in excess of $75,000 individually or $250,000 per year in the aggregate and (D) the proceeds of such sales are used within 30 days of such sales to (1) purchase equipment used in substantially similar lines of business or (2) repay Indebtedness under this Credit Agreement pursuant to Section 3.01.

                  The consideration received by the Borrower and its Subsidiaries from each sale of assets permitted above shall be received in whole at the time of sale and at least 85% of the consideration from each sale shall consist of Cash or Cash Equivalents. Any non-cash proceeds received from the sale of assets shall be pledged pursuant to and in accordance with the applicable Security Documents and shall constitute Collateral.

                     B. Upon compliance with the conditions in subsection A of this Section 7.14, the Release Conditions and the Partial Release Conditions (each as hereinafter defined), the Borrower shall be entitled to receive from the Collateral Agent an instrument in form and substance reasonably satisfactory to the Borrower (each, a "Release"), releasing the Lien of the Mortgage with respect to all or any portion of a Mortgaged Real Property (each, a "Released Real Property"). The Borrower shall exercise its rights under this Section by delivering to Collateral Agent a notice (each, a "Release Notice"), which shall refer to this Section, describe with particularity the proposed Released Property and be accompanied by (i) four counterparts of the Release fully executed and acknowledged by all necessary parties other than Collateral Agent,
(ii) executed counterparts of UCC termination statements necessary to terminate the Lien of the applicable Mortgage and (iii) an Officer's Certificate certifying that no Default or Event of Default shall have occurred and the parties executing any and all documents in connection with the Release (other than Collateral Agent) were duly authorized to do so (collectively, the "Release Conditions"). In the event the proposed Released Property consists of less than all of the Mortgaged Real Property subject to a single Mortgage, the Partial Release Conditions must be satisfied in order for the Borrower to receive the Release.

                     C. Collateral Agent's obligation to deliver a Release in respect of less than all of the Mortgaged Real Property subject to a single Mortgage shall be contingent upon the satisfaction of the conditions in subsection A of this Section 7.16 and the Release Conditions as well as the following conditions (collectively, the "Partial Release Conditions"):

                  (i) following the sale, transfer or other disposition of and release of the Lien of the applicable Mortgage with respect to the proposed Released Real Property, the remaining Mortgaged Real Property shall have access to such services and public roads as is necessary for the continued use of such Mortgaged Real Property in the manner utilized prior to the Release;

                  (ii) following the sale, transfer or other disposition of the proposed Released Real Property, the remaining Mortgaged Real Property shall comply in all material respects with applicable laws, rules, regulations and ordinances relating to environmental protection, zoning, land use, configuration and building and workplace safety;

                  (iii) following the sale, transfer or other disposition of the proposed Released Real Property, the value of the remaining Mortgaged Real Property shall not be less than the value of such remaining Mortgaged Real Property prior to the Release;

                  (iv) the Title Company shall have issued an endorsement to the Collateral Agent's title insurance policy relating to the Mortgaged Real Property confirming that after the proposed release, the Lien of the applicable Mortgage continues unimpaired as a first priority Lien upon the remaining Mortgaged Real Property subject only to Prior Liens;

                  (v) the Borrower shall cause to have been delivered to the Collateral Agent a Survey reasonably acceptable to the Collateral Agent of the Mortgaged Real Property remaining after the Collateral proposed Released Real Property has been released; and

                  (vi) the Borrower shall cause to have been delivered to the Collateral Agent an Officer's Certificate certifying that the conditions set forth in subsections (i) through (v) have been satisfied.

                  D. The Collateral Agent shall execute, acknowledge (if applicable) and deliver to the Borrower counterparts of the documents described in subsection B(i) and (ii) within 10 Business Days after receipt by the Collateral Agent of a Release Notice provided that the Release Conditions and the Partial Release Conditions (if applicable) have been satisfied. Borrower shall (i) execute, deliver, obtain and record such instruments as the Collateral Agent may require, including, without limitation, amendments to the Security Documents or this Agreement and (ii) deliver to the Collateral Agent such evidence of the satisfaction of the Release Conditions and the Partial Release Conditions as the Collateral Agent may require. The Borrower shall reimburse the Collateral Agent, the Agent and the Banks upon demand for all reasonable out-of-pocket costs or expenses incurred in connection with any actions taken pursuant to this Section 7.14.

                  7.15 Contingent Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or become or be liable with respect to any Contingent Obligation except:

                  (a) guarantees resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

                  (b) Interest Rate Agreements;

                  (c) performance or similar bonds relating to the performance or expected performance of operational obligations of the Borrower or any of its Subsidiaries which arise in the ordinary course of business consistent with past practice and which do not involve any direct or indirect credit support, whether by guarantee by any other entity or by the granting of any Lien or the provision of any security or otherwise;

                  (d) Guarantees made by the Borrower in the ordinary course of business following the Closing Date in favor of any of its Subsidiaries not to exceed a maximum aggregate amount of $250,000 at any one time; and

                  (e) other Contingent Obligations not to exceed $100,000 outstanding at any one time.

                  7.16 ERISA. The Borrower will not, and will not permit any of its ERISA Affiliates to:

                  (i) engage in any transaction in connection with which the Borrower or any of its ERISA Affiliates could be subject to either a tax imposed by Section 4975(a) of the Code or the corresponding civil penalty assessed pursuant to Section 502(i) of ERISA, which penalties and taxes for all such transactions could reasonably be expected to be in an aggregate amount in excess of $50,000;

                  (ii) permit to exist any accumulated funding deficiency, for which a waiver has not been obtained from the Internal Revenue Service, with respect to any Pension Plan;

                  (iii) permit to exist any failure to make contributions or any unfunded benefits liability which creates, or with the passage of time would create, a statutory lien or requirement to provide security under ERISA or the Code in favor of the PBGC or any Pension Plan, Multiemployer Plan or other entity;

                  (iv) permit the sum of the amount of unfunded benefit liabilities (determined in accordance with Statement of Financial Accounting Standards No. 87) under all Title IV Plans (excluding each Title IV Plan with an amount of unfunded benefit liabilities of zero or less) to exceed $50,000 for a period in excess of twelve months; or

                  (v) fail to make any payment to any Multiemployer Plan that it or any of its ERISA Affiliates may be required to make under such Multiemployer Plan, any agreement relating to such Multiemployer Plan, or any law pertaining thereto.

                  As used in this Section 7.16, the term "accumulated funding deficiency" has the meaning specified in Section 302 of ERISA and Section 412 of the Code, and the term "amount of unfunded benefit liabilities" has the meaning specified in Section 4001(a)(18) of ERISA.

                  7.17 Merger and Consolidations. The Borrower will not, and will not permit any of its Subsidiaries to, merge or consolidate with or into any other entity other than the merger of one or more Inactive Subsidiaries with and into the Subsidiaries of the Borrower.

                  7.18 Sale and Lease-Backs. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, become or thereafter remain liable as lessee or as guarantor or other surety with respect to the lessee's obligations under any lease, whether an Operating Lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (a) which the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (b) which the Borrower or any such Subsidiary intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower or any such Subsidiary to any Person in connection with such lease, if in the case of clause (a) or (b) above, such sale and such lease are part of the same transaction or a series of related transactions or such sale and such lease occur within one year of each other or are with the same other Person.

                  7.19 Sale or Discount of Receivables. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, with or without recourse, or discount (other than in connection with trade discounts in the ordinary course of business consistent with past practice) or otherwise sell for less than the face value thereof, notes or accounts receivable.

                  SECTION 8. Events of Default. Upon the occurrence and during the continuance of any of the following specified events (each an "Event of Default"):

                  8.01 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans, (ii) default, and such default shall continue for two or more Business Days, in the payment when due of any interest on the Loans or under any other Credit Document or (iii) fail to pay any other amounts owing hereunder for five days after receiving notice thereof; or

                  8.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

                  8.03 Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 6.01, 6.10, 6.13, 6.14 or Section 7 hereof or Section 1.1 of any Mortgage or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement, any other Credit Documents or any Security Document (other than those referred to in Section 8.01, 8.02 or clause (a) of this Section 8.03) and such defaults under this clause (b) shall continue unremedied for a period of at least ten days after the date of such default; or

                  8.04 Default Under Other Agreements. (a) Any Credit Party shall (i) default in any payment with respect to any Indebtedness having a principal amount in excess of $100,000 individually or $500,000 in the aggregate, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due (whether by acceleration, redemption, etc.) prior to its stated maturity; provided that for purposes of this clause (a) such default shall be deemed to have occurred whether or not any requisite notice has been given, grace period has expired or time has lapsed in connection with such default or (b) any such Indebtedness of any Credit Party shall be declared to be due and payable, required to be prepaid or redeemed other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that the Borrower shall not be in default of this Section as a result of the non-payment of the $3.0 million note payable to X-Med, Inc. so long as the Borrower is contesting in good faith the amount owed to X-Med; or

                  8.05 Bankruptcy, etc. Any Credit Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against any Credit Party or any of its Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any of its Subsidiaries; or any Credit Party or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party or any of its Subsidiaries; or there is commenced against any Credit Party or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or any Credit Party or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Credit Party or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any Credit Party or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

                  8.06 ERISA. (i) Any "reportable event" as described in Section 4043 of ERISA or the regulations thereunder (excluding those events for which the requirement for notice has been waived by regulation by the PBGC), or any other event or condition, which the Required Banks determine constitutes reasonable grounds under Section 4042 of ERISA for the termination of any Title IV Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Title IV Plan shall have occurred; or

                  (ii) A trustee shall be appointed by a United States District Court to administer any Title IV Plan; or

                  (iii) The PBGC shall institute proceedings to terminate any Title IV Plan or to appoint a trustee to administer any Title IV Plan; or

                   (iv) The Borrower or any of its ERISA Affiliates shall become liable to the PBGC or any other party under Section 4062, 4063, 4064 or 4069 of ERISA with respect to any Title IV Plan; or

                  (v) The Borrower or any of its ERISA Affiliates shall become liable to any Multiemployer Plan under Section 4201 et seq. of ERISA;

if the sum of each of the Borrower's and its ERISA Affiliates' various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063, 4064 or 4069 of ERISA with respect to any Title IV Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA which the Required Banks determine could reasonably be expected to be incurred as a result of such events listed in subclauses (i) through (v) above exceeds $100,000 and is unpaid for a period of 45 days; or

                  8.07 Security Documents. Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, if any, rights, powers and privileges purported to be created thereby, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons and subject to no Liens other than Prior Liens and Liens expressly permitted by the applicable Security Document; or

                  8.08 Guarantees. Any Guarantee or any provision thereof shall cease to be in full force or effect in any material respect, or any Guarantor or any Person acting by or on behalf of any Guarantor shall deny or disaffirm such Guarantor's obligations under such Guarantee or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guarantee; or

                  8.09 Judgments. One or more judgments or decrees shall be entered against any Credit Party involving a liability of $50,000 or more in the case of any one such judgment or decree and $300,000 or more in the aggregate for all such judgments and decrees for all Credit Parties (in either case in excess of the amount covered by insurance as to which the insurance company has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within five days from the entry thereof; or

                  8.10 Ownership. (i) Either or both of Mr. Charles Laverty or Mr. James Johnson, the Chairman and Executive Vice President, respectively, of the Borrower, (x) ceases to remain in the employ of the Borrower in his current capacity or in some other executive capacity or (y) ceases to retain at least his current stock ownership (including securities which may be exchanged for, converted into or exercised for shares of stock) in the Borrower, provided that Mr. James Johnson may sell up to 50,000 shares of such stock ownership and Mr. Charles Laverty may sell, during each of the Borrower's fiscal quarters, up to 25,000 shares of such stock ownership; (ii) individuals who constituted the Board of Directors of Borrower or any Guarantor on the Closing Date (together with any new directors whose proposal for election by the shareholders of Borrower or any Guarantor was approved by a vote of 51% of the directors of Borrower or such Guarantor then still in office who either were directors on the Closing Date or whose election or nomination for election was previously so approved) shall cease for any reason to constitute a majority of the members of the Board of Directors of Borrower or such Guarantor still in office; (iii) Borrower or any Guarantor conveys, transfers or leases all or substantially all of its assets to any Person; or (iv) the approval by stockholders of Borrower or any Guarantor of any plan or proposal for the liquidation, dissolution or winding up of Borrower or any such Guarantor;

                  Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Bank to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that an Event of Default specified in Section 8.05 shall occur automatically without the giving of any notice): (i) declare the Total Revolving Loan Commitments terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any accrued and unpaid Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and accrued interest in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the remedies created pursuant to the Security Documents. If an Event of Default is cured or waived in accordance with the terms of the Agreement, it ceases (and, if waived, pursuant to the terms, and to the extent, of such waiver).

                  SECTION 9. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

                  "Account" means all of the Borrower's "accounts" (as that term is defined in Section 9-106 of the Uniform Commercial Code as in effect in the State of New York) whether or not such Account has been earned by performance, whether now existing or existing in the future, including, without limitation, all (i) accounts receivable, including, without limitation, all accounts created by or arising from all of the Borrower's sales of goods or rendition of services made under any of the Borrower's trademarks or trade names; (ii) unpaid seller's rights (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom; (iii) rights to any goods represented by any of the foregoing, including returned or repossessed goods; (iv) reserves and credit balances held by the Borrower with respect to any such accounts receivable or any account debtor; (v) guarantees or collateral for any of the foregoing; and (vi) insurance policies or rights relating to any of the foregoing.

                  "Additional Collateral" shall have the meaning provided in
Section 6.14.

                  "Adjusted LIBOR" shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (i) the sum of (a) the LIBOR in effect for such Interest Period and (b) 2.75% and (ii) Statutory Reserves, if any.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person; provided that neither Indosuez nor any Affiliate of Indosuez shall be deemed to be an Affiliate of any Credit Party. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                  "Agent" shall mean Indosuez, or any successor thereto appointed in accordance herewith, in its capacity as agent for the Banks.

                  "Agreement" shall mean the Old Credit Agreement, as the same may after its execution be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, including the Amendment.

                  "Amendment Date" means the effective date of this Amended and Restated Revolving Credit Agreement.

                  "Asset Sale" shall mean the sale, transfer or other disposition, to the extent consummated after the Closing Date, by the Borrower or any Subsidiary of the Borrower to any Person other than the Borrower or any Wholly-Owned Subsidiary of the Borrower of any asset of Borrower or such Subsidiary (other than transactions included in the definition of Net Financing Proceeds and sales, transfers or other dispositions of inventory in the ordinary course of business and/or of obsolete equipment effected in compliance with
Section 7.14A(iv)).

                  "Authorized Officer" shall mean any senior officer of the Borrower, designated as such in writing to the Agent by the Borrower, to the extent acceptable to the Agent.

                  "Bank" shall have the meaning provided in the first paragraph of this Agreement and in Section 11.04.

                  "Bankruptcy Code" shall have the meaning provided in Section 8.05.

                  "Base Rate" shall mean the higher of (x) 1/2% per annum in excess of the Federal Funds Rate and (y) the rate which the Agent announces from time to time as its prime commercial lending rate, as in effect from time to time. The rate the Agent announces as its prime commercial lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the rate it announces as its prime commercial lending rate.

                  "Base Rate Loan" shall mean each Loan bearing interest at the rate provided in Section 1.08(a).

                  "Base Rate Margin" shall have the meaning set forth in Section 1.08(a).

                  "Borrower" shall have the meaning set forth in the introductory paragraph of this Agreement.

                  "Borrower General Security Agreement" shall mean the Borrower General Security Agreement substantially in the form of Exhibit H-1 hereto, and any other general security agreement delivered by Borrower pursuant to Section
6.13 or 6.14.

                  "Borrower Securities Pledge Agreement" shall mean the Borrower Securities Pledge Agreement substantially in the form of

Exhibit E-1 hereto, and any other securities pledge agreement delivered by Borrower pursuant to Section 6.13 or 6.14.

                  "Borrowing" shall mean the incurrence pursuant to a Notice of Borrowing and to the Loan Facility of one Type of Loan by the Borrower from all of the Banks on a pro rata basis on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Periods.

                  "Borrowing Base" means an amount equal to the sum of (i) 80% of the Eligible Accounts Receivable and (ii) 50% of Eligible Inventory.

                  "Borrowing Base Certificate" has the meaning assigned to that term in Section 6.01(n).

                  "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

                  "Capital Lease" of any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

                  "Capitalized Lease Obligations" of any Person shall mean all obligations under Capital Leases of such Person or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

                  "Cash" means money, currency or a credit balance in a Deposit Account.

                  "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three years from the date of acquisition, (ii) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor's Corporation ("S&P") or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") having maturities of not more than one year from the date of acquisition, (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Bank,
(y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-1 or the equivalent thereof or by Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iv) commercial paper and variable or fixed rate notes issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition and (v) repurchase agreements with any Bank or any primary dealer maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy -- Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

                  "Closing Date" shall mean August 14, 1996.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral" shall mean all of the Intellectual Property Collateral, Pledged Collateral and Mortgaged Real Property.

                  "Collateral Agent" shall mean Indosuez in its capacity as collateral agent for the Banks.

                  "Collective Bargaining Agreement" shall mean each Collective Bargaining Agreement set forth on Schedule 5.19.

                  "Commitment Commission" shall have the meaning provided in
Section 2.03.

                  "Compliance Certificate" shall mean a certificate issued pursuant to Section 6.01(f) signed by a chief financial officer, controller, chief accounting officer or other Authorized Officer of the Borrower.

                  "Consolidated Amortization Expense" for any Person shall mean, for any period, the consolidated amortization expense of such Person for such period, determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

                  "Consolidated Capital Expenditures" of any Person shall mean, for any period, the aggregate gross increase during that period, in the property, plant or equipment reflected in the consolidated balance sheet of such Person and its consolidated Subsidiaries, in conformity with GAAP, but excluding expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (iii) with regard to equipment that is purchased simultaneously with the trade-in of existing equipment, fixed assets or improvements, the credit granted by the seller of such equipment for the trade-in of such equipment, fixed assets or improvements; provided that Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any other Person (including through the purchase of all of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant and equipment.


                  "Consolidated Depreciation Expense" for any Person shall mean, for any period, the consolidated depreciation expense of such Person for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries in conformity with GAAP.

                  "Consolidated EBITDA" for any Person shall mean, for any period, the difference between (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Tax Expense, (iii) Consolidated Interest Expense, (iv) Consolidated Amortization Expense, (v) Consolidated Depreciation Expense and (vi) all other non-cash charges deducted in computing Consolidated Net Income (with respect to clauses (ii) through (v), to the extent such amounts were deducted in computing Consolidated Net Income) less (B) the sum of the amounts for such period of (i) interest income to the extent included in Consolidated Net Income and (ii) net gains on sales of assets to the extent included in Consolidated Net Income, whether or not extraordinary (excluding sales in the ordinary course of business), and other extraordinary gains plus
(C) net losses on sales of assets to the extent included in Consolidated Net Income, whether or not extraordinary (excluding sales in the ordinary course of business), and other extraordinary losses, plus (D) without duplication, Consolidated Restructuring Expense to the extent included in Consolidated Net Income, all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP.

                  "Consolidated EBITDAC" for any Person shall mean, for any period, Consolidated EBITDA minus Consolidated Capital Expenditures for such period.

                  "Consolidated Interest Expense" for any Person shall mean, for any period, the sum of (x) total interest expense (including that attributable to Capital Leases in accordance with GAAP) and (y) total cash dividends paid on any preferred stock, in each case of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness and preferred stock of such Person and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, but excluding, however, any amortization of deferred financing costs, all as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP minus any interest income. For purposes of clause (y) above, dividend requirements shall be increased to an amount representing the pretax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to such dividend requirements multiplied by a fraction, the numerator of which is such dividend requirement and the denominator of which is 1 minus the applicable actual combined Federal, state, local and foreign income tax rate of such Person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

                  "Consolidated Net Income" for any Person shall mean, for any period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined on a consolidated basis for such Person and its consolidated Subsidiaries in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any other Person (other than consolidated Subsidiaries of such Person) in which any third Person (other than such Person or any of its consolidated Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period, (ii) the income (or loss) of any other Person accrued prior to the date it becomes a consolidated Subsidiary of such Person or is merged into or consolidated with such Person or any of its consolidated Subsidiaries or such other Person's assets are acquired by such Person or any of its consolidated Subsidiaries, and (iii) the income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that consolidated Subsidiary.

                  "Consolidated Restructuring Expense" shall mean the consolidated one-time charge of the Borrower and its Subsidiaries of not more than $30.00 million made not later than December 31, 1997 relating to the restructuring of operations, incomplete research and development write-downs and other items related to the acquisitions of certain product lines from companies related to X-Cardia Corporation, Microsurge, Inc., Osbon Medical Systems Ltd., PEBB Biopsy Corporation and other potential acquisitions identified to the Agent; provided that such charge (a detailed account of which shall be provided to the Agent as soon as it is available) shall be reasonably acceptable to the Agent and, if such charge is not reasonably acceptable to the Agent, shall mean $0.

                  "Consolidated Tax Expense" for any Person shall mean, for any period, the consolidated tax expense of such Person for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries in conformity with GAAP.

                  "Contingent Obligations" shall mean, as to any Person, without duplication, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the maximum amount that such Person may be obligated to expend pursuant to the terms of such Contingent Obligation or, if such Contingent Obligation is not so limited, the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Credit Documents" shall mean (i) this Agreement, (ii) each Note, (iii) each Guarantee and (iv) each Security Document.

                  "Credit Party" shall mean the Borrower and each Person (other than the Banks and their respective Affiliates) party to the Credit Documents or the Security Documents.

                  "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

                  "Destruction" has the meaning assigned to that term in the Mortgages.

                  "Dividends" shall have the meaning provided in Section 7.08.

                  "Documents" shall mean each Credit Document.

                  "Dollars" or "$" means United States Dollars.

                  "Eligible Accounts Receivable" shall mean, as at any applicable date of determination, the aggregate face amount of Borrower's and each of its Subsidiaries' Accounts included in clause (i) of the definition of Account hereunder (excluding any Accounts set forth in clause (ii) through (vi) of such definition), without duplication, in each case less (without duplication) the aggregate amount of all reserves, limits and deductions with respect to such Accounts set forth below or as otherwise provided in this Agreement and less the aggregate amount of all returns, discounts, claims, credits, charges (including warehouseman's charges) and allowances of any nature with respect to such Accounts (whether issued, owing, granted or outstanding). Unless otherwise approved in writing by the Agent in its sole discretion (or, if the aggregate amount of approvals exceeds $250,000 at any one time, the approval of the Required Banks), no individual Account shall be deemed to be an Eligible Account Receivable if:

                  (a) the Borrower or one of its Subsidiaries does not have legal and valid title to the Account; or

                  (b) the Account is not the valid, binding and legally enforceable obligation of the account debtor subject, as to enforceability, only to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of creditors' rights generally and (ii) judicial discretion in connection with the remedy of specific performance and other equitable remedies; or

                  (c) the Account arises out of a sale made by the Borrower or one of its Subsidiaries to an Affiliate of the Borrower; or

                  (d) the Account or any portion thereof is unpaid more than 90 days after the original invoice date, with respect to Accounts the invoice for which provides that payment is due in 30 days or less from the date of such invoice; or

                  (e) the Account is unpaid more than 60 days after the original payment due date, with respect to Accounts the invoice for which provides that payment is due more than 30 days from the date of such invoice; or

                  (f) the Account, when aggregated with all other Accounts of the same account debtor (or any Affiliate thereof), exceeds thirty percent in face value of all Accounts of the Borrower then outstanding, to the extent of such excess; or

                  (g) (i) the Account is subject to any claim on the part of the account debtor disputing liability under such Account in whole or in part, to the extent of the amount of such dispute or (ii) except in cases when the account debtor is the United States government or an agency thereof, the Account otherwise is or is reasonably likely to become subject to any right of setoff or any counterclaim, claim or defense by the account debtor, to the extent of the amount of such setoff or counterclaim, claim or defense; or

                  (h) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; provided, however, that if the amount owed to the Borrower by such account debtor is entitled to administrative expense status under Section 503 of Title 11, United States Code, such account shall not be deemed ineligible pursuant to this clause (h); or

                  (i) the Collateral Agent does not have a valid and perfected first priority security interest in such Account (subject only to (i) a tax lien being contested in good faith and by appropriate proceedings and permitted by Section 7.03(a) and (ii) the rights of the United States government with respect to receivables due from the United States government or any agency thereof); or

                  (j) the sale to the account debtor is on a consignment, bill-and-hold, sale on approval, guaranteed sale or sale-and-return basis or pursuant to any written agreement providing for repurchase or return rights not in the ordinary course of business; or

                  (k) it is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of other Accounts from either such account debtor or any Affiliate thereof are due or unpaid for more than 60 days after the payment due date; or

                  (l) the Account is an Account a security interest in which would be subject to the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq.), unless the Borrower has provided to the Agent notices in compliance with the provisions of such Act; or

                  (m) the sale is to an account debtor outside the continental United States or incorporated in or primarily conducting business in any jurisdiction located outside the United States, unless the sale is
         (i) on letter of credit, guaranty or acceptance terms, in each case acceptable to the Agent, or (ii) otherwise approved by and acceptable to the Agent, which approval and acceptance shall not, in either case, be unreasonably withheld; or

                  (n) the Agent reasonably determines in good faith in accordance with its internal credit policies that (i) collection of the Account is insecure or (ii) the Account may not be paid by reason of the account debtor's financial inability to pay; provided, however, that any Account referred to in this clause (n) shall not become ineligible until the Agent shall have given the Borrower five Business Days' advance notice of such determination; or

                  (o) the Account does not comply in all material respects with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System, in each case as amended.

                  "Eligible Assignee" means a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D).

                  "Eligible Inventory" shall mean (A) the gross amount of the Inventory of the Borrower and its Subsidiaries, valued at the lower of cost (on a FIFO basis) or market, which (i) is owned solely by the Borrower or one of its Subsidiaries and with respect to which the Borrower or one of its Subsidiaries has good, valid and marketable title; (ii) is stored on property that is either
(a) owned or leased by the Borrower or one of its Subsidiaries or (b) owned or leased by a warehouseman that has contracted with the Borrower or one of its Subsidiaries to store Inventory on such warehouseman's property (provided that, with respect to Inventory stored on property leased by the Borrower or one of its Subsidiaries, the Borrower or one of its Subsidiaries shall have delivered in favor of the Agent an acknowledgment agreement executed by the lessor of such property, and, with respect to the Inventory stored on property owned or leased by a warehouseman, the Borrower or one of its Subsidiaries shall have delivered to the Agent acknowledgment agreements executed by such warehouseman); (iii) is subject to a valid, enforceable and first priority Lien in favor of the Collateral Agent subject to (a) a tax lien being contested in good faith and by appropriate proceedings and permitted by Section 7.03(a), and (b) with respect to Eligible Inventory stored at sites described in clause (ii)(b) above, Liens for normal and customary warehouseman charges; and (iv) is located in the United States; (B) less any goods returned or rejected by the Borrower's customers and goods in transit to third parties (other than to the Borrower's agents or warehousemen that comply with clause (A)(ii)(b) above); and (C) less any reserves required by the Agent for special order goods and market value declines. In addition to the foregoing, Eligible Inventory shall include such items of the Borrower's Inventory as the Borrower shall request and that the Agent approves in advance, in writing and in its sole discretion (or if the aggregate amount of approvals exceeds $250,000 at any one time, the approval of the Required Banks).

                  "Environmental Laws" means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituents, substances or wastes, including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product (collectively referred to as "Hazardous Materials"), into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and aboveground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

                  "Equipment" shall mean all of the Equipment (as defined in the Security Agreements) secured by the Security Agreements.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

                  "ERISA Affiliate" shall mean any entity, whether or not incorporated, which is under common control or would be considered a single employer with the Borrower within the meaning of Section 414(b), (c), (m) or (o) of the Code and regulations promulgated under those sections or within the meaning of section 4001(b) of ERISA and regulations promulgated under that section.

                  "Event of Default" shall have the meaning provided in Section
8.

                  "Excess" shall have the meaning set forth in Section
3.02(A)(b).

                  "Federal Funds Rate" means on any one day the weighted average of the rate on overnight Federal funds transactions with members of the Federal Reserve System only arranged by Federal funds brokers as published as of such day by the Federal Reserve Bank of New York, or if not so published, the rate then used by first-class banks in extending overnight loans to other first-class banks.

                  "Final Maturity Date" shall mean the last Business Day of March, 2002.

                  "Financing Proceeds" means the cash (other than Net

Cash Proceeds) received by any Credit Party, directly or indirectly, from any financing transaction of whatever kind or nature, including without limitation from any incurrence of Indebtedness, any mortgage or pledge of an asset or interest therein (including a transaction which is the substantial equivalent of a mortgage or pledge), from the sale of tax benefits, from a lease to a third party and a pledge of the lease payments due thereunder to secure Indebtedness, from an exchange of assets and a sale of the assets received in such exchange, or any other similar arrangement or technique whereby a Credit Party obtains Cash in respect of an asset, net of direct costs associated therewith.

                  "FIRREA" means the Financial Institutions Reform, Recovery & Enforcement Act of 1989, as amended from time to time, and any successor statute.

                  "Foreign Pension Plan" shall mean any Pension Plan or other deferred compensation plan, program or arrangement maintained by any Subsidiary of the Borrower organized under the laws of a jurisdiction other than the United States of America or any state thereof which, under applicable law, is required to be funded through a trust or other funding vehicle.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America, it being understood and agreed that determinations in accordance with GAAP for purposes of Section 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).

                  "General Security Agreements" shall mean and include, once executed and delivered the Borrower General Security Agreement and the Subsidiary General Security Agreement.

                  "Governmental Authority" means any federal, state, local, foreign or other governmental or administrative (including self-regulatory) body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body including, without limitation, those governing the regulation and protection of the environment, whether now or hereafter in existence, or any officer or official thereof.

                  "Guarantees" shall mean each guarantee of the Borrower's Obligations hereunder made by the Guarantors in favor of the Banks, pursuant to the Guarantee Agreements, substantially in the form of Exhibit D annexed hereto.

                  "Guarantors" shall mean the parties guaranteeing the Borrower's Obligations hereunder pursuant to the Guarantee Agreements.

                  "Inactive Subsidiaries" means NT Reudt Corporation, Advanced Urocare, Inc., Intermed Associates, Inc. and Laparomed Corporation.

                  "Indebtedness" of any Person shall mean, without duplication,
(i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person (but the amount of such Indebtedness, for all calculations hereunder, will not exceed the lesser of (i) the amount of Indebtedness of such second Person so secured and
(ii) the fair market value of the property of such first Person securing such Indebtedness), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, and (vii) all obligations of such Person under Interest Rate Agreements; provided that Indebtedness shall not include trade payables, accrued expenses, accrued dividends, accrued income taxes and other similar current liabilities, in each case arising in the ordinary course of business.

                  "Indosuez" shall mean Banque Indosuez, New York Branch.

                  "Intellectual Property Collateral" shall mean all the Pledged Collateral as defined in the Intellectual Property Security Agreements.

                  "Intellectual Property Security Agreements" shall mean and include, once executed and delivered, the Subsidiary Intellectual Property Security Agreement.

                  "Intercompany Notes" shall mean demand promissory notes in form, scope and substance satisfactory to the Agent evidencing intercompany Indebtedness of any Wholly Owned Subsidiary of the Borrower to the Borrower or of the Borrower to any Wholly Owned

Subsidiary of the Borrower.

                  "Interest Period" shall mean, with respect to any LIBOR Loan, the interest period applicable thereto, as determined pursuant to Section 1.08.

                  "Interest Rate Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which the Borrower is a party, designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates.

                  "Interest Rate Determination Date" shall mean each date for calculating LIBOR for purposes of determining the interest rate in respect of the Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Loan.

                  "Inventory" shall mean all of the inventory of Borrower including without limitation: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in Borrower's business; (ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and (iii) all goods returned or repossessed by Borrower.

                  "Lease" shall mean any lease, sublease, franchise agreement, license, occupancy or concession agreement.

                  "LIBOR" means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which U.S. dollar deposits approximately equal in principal amount to the applicable Loan of the Agent, in its capacity as a Bank, included in such LIBOR Loan and for a maturity comparable to such Interest Period are offered to the principal London office of the Agent in the London interbank market at approximately 11:00 A.M., London time, on the Interest Rate Determination Date for such LIBOR Loan.

                  "LIBOR Loan" shall mean each Loan bearing interest at a rate determined by reference to Adjusted LIBOR in accordance with the provisions of
Section 1.08(b) hereof.

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, claim, hypothecation, assignment for security or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

                  "Loan" shall mean each and every Revolving Loan.

                  "Loan Facility" shall mean the credit facility evidenced by the Total Revolving Loan Commitment.

                  "Materially Adverse Effect" means (i) with respect to the Borrower, any materially adverse effect (both before and after giving effect to the financing contemplated hereby and by the other Documents) with respect to the operations, business, properties, assets, liabilities (contingent or otherwise) or financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole, or (ii) any fact or circumstance (whether or not the result thereof would be covered by insurance) as to which singly or in the aggregate there is a reasonable likelihood of (w) a materially adverse change described in clause (i) with respect to the Borrower and its Subsidiaries, taken as a whole, or (x) the inability of the Borrower to perform in any material respect its Obligations hereunder or under any of the other Documents or the inability of the Banks to enforce in any material respect their rights purported to be granted hereunder or under any of the other Documents or the Obligations (including realizing on the Collateral), or (y) a materially adverse effect on the ability to effect (including hindering or unduly delaying) the transactions contemplated hereby and by the Documents on the terms contemplated hereby and thereby.

                  "Minimum Borrowing Amount" shall mean $100,000.

                  "Mortgage" shall mean a term loan and revolving credit mortgage (or deed of trust), assignment of rents, security agreement and fixture filing creating and evidencing a Lien on a Mortgaged Real Property, which shall be substantially in the form of Exhibit F hereto, containing such schedules and including such additional provisions and other deviations from such Exhibit as shall be necessary to conform such document to applicable or local law or as shall be customary under local law and made and which shall be dated the date of delivery thereof and made by the owner of the Mortgaged Real Property described therein for the benefit of the Collateral Agent, as grantee or beneficiary, assignee and secured party, as the same may at any time be amended, modified or supplemented in accordance with the terms thereof and hereof.

                  "Mortgaged Real Property" shall mean each Real Property which shall become subject to a Mortgage.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any of its ERISA Affiliates is or has been required to contribute or otherwise may have liability.

                  "Net Award" shall have the meaning assigned to that term in each Mortgage.

                  "Net Cash Proceeds" shall mean:

                  (a) with respect to any Asset Sale, the aggregate cash payments received by the Borrower or any of the Borrower's Subsidiaries, as the case may be, from such Asset Sale, net of direct expenses (including income taxes) of sale;

                  (b) with respect to any Taking or Destruction, the Net Award or Net Proceeds, as applicable, resulting therefrom, to be applied as Net Cash Proceeds under this Agreement pursuant to the applicable provisions of any Mortgage; and

                  (c) with respect to any loss of title to all or any portion of any Mortgaged Real Property, any title insurance proceeds resulting therefrom, to be applied as Net Cash Proceeds under this Agreement pursuant to the applicable provisions of any Mortgage;

provided, further, that Net Cash Proceeds shall not include any amounts or items included in the definition of Financing Proceeds or Net Financing Proceeds (including in any proviso appearing therein or exclusion therefrom).

                  "Net Financing Proceeds" means Financing Proceeds, net of direct expenses (including income taxes), of the transaction.

                  "Net Proceeds" shall have the meaning assigned to that term in each Mortgage.

                  "Notes" shall mean any Revolving Note.

                  "Notice of Borrowing" shall have the meaning provided in
Section 1.03.

                  "Notice of Conversion" shall have the meaning provided in
Section 1.06.

                  "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document or secured by any of the Security Documents.

                  "Office" shall mean the office of the Agent located at 1211 Avenue of the Americas, New York, New York 10036, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

                  "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer) or its President or one of its Vice Presidents and by its Chief Financial Officer or its Treasurer or any Assistant Treasurer (in such Person's capacity as an officer and not individually); provided that every Officers' Certificate with respect to compliance with a condition precedent to the making of any Loan hereunder shall include (i) a statement that the officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto,
(ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers based on the foregoing, such condition has been complied with.

                  "Old Credit Agreement" has the meaning set forth in the recitals hereto.

                  "Operating Lease" of any Person shall mean any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as Lessee which is not a Capital Lease.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

                  "Pension Plan" means any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is or has been maintained by or to which contributions are or have been made by the Borrower or any of its ERISA Affiliates or as to which the Borrower or any of its ERISA Affiliates may have liability.

                  "Permitted Encumbrances" shall have the meaning provided in
Section 7.03.

                  "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Pledge Agreements" shall mean and include, once executed and delivered, the Borrower Securities Pledge Agreement and the Subsidiary Securities Pledge Agreement.

                  "Pledged Collateral" shall mean all the Pledged Collateral as defined in the General Security Agreements and in the Pledge Agreements.

                  "Pledged Securities" shall have the meaning assigned to that term in the Pledge Agreements.

                  "Prior Liens" shall mean Liens which, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

                  "Real Property" shall mean all right, title and interest of Borrower or any of its Subsidiaries (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by the Borrower or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

                  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

                  "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Required Banks" shall mean at any time Banks holding at least 51% of the Total Revolving Loan Commitments held by the Banks; provided that for the purposes of Section 4, the requirement that any document, agreement, certificate or other writing is to be satisfactory to the Required Banks shall be satisfied if (x) such document, agreement, certificate or other writing was delivered in its final form to the Banks prior to the Amendment Date (or if amended or modified thereafter, the Agent has reasonably determined such amendment or modification not to be material), (y) such document, agreement, certificate or other writing is satisfactory to the Agent and (z) Banks holding more than 51% of the Total Revolving Loan Commitments held by Banks have not objected in writing to such document, agreement, certificate or other writing to the Agent and the Borrower prior to the Amendment Date.

                  "Restoration" shall have the meaning assigned to that term in each Mortgage.

                  "Revolving Loan Commitment" shall mean, with respect to each Bank, the amount set forth below such Bank's name on the signature pages hereto directly below the column entitled "Revolving Loan Commitment," as same may be reduced from time to time pursuant to Sections 2.01, 2.02, 3.02 and/or 8.

                  "Revolving Loans" shall have the meaning provided in Section 1.01(b).

                  "Revolving Note" shall have the meaning provided in Section 1.05(a).

                  "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

                  "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act, as the same may be in effect from time to time.

                  "Secured Parties" shall have the meaning specified in the Security Documents.

                  "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Security Documents" shall mean each of the Mortgages, the Pledge Agreements, the General Security Agreements, the Intellectual Property Security Agreements and any other documents utilized to pledge any other property or assets of whatever kind or nature as Collateral for the Obligations, as such documents may after their execution be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

                  "State and Local Real Property Disclosure Requirements" means any state or local laws requiring notification of the buyer of real property, or notification, registration, or filing to or with any state or local agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or release into the environment, or the use, disposal, or handling of Hazardous Materials on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.

                  "Statutory Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States or by any other Governmental Authority, domestic or foreign, with jurisdiction over the Agent or any Bank (including any branch, Affiliate or other funding office thereof making or holding a Loan) with respect to Adjusted

LIBOR applicable to any Borrowing, for any category of liabilities which includes deposits by reference to which Adjusted LIBOR in respect of such Borrowing is determined. Such reserve percentages shall include those imposed pursuant to Regulation D. For purposes of this definition, LIBOR Loans shall be deemed to constitute "Eurocurrency Liabilities" within the meaning of Regulation D and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets which may be available from time to time to any Bank under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                  "Sublease" shall have the meaning provided in the Mortgages.

                  "Subordinated Debenture Indenture" means the Indenture related to the Subordinated Debentures, as amended to date.

                  "Subordinated Debentures" means the Borrower's 8.75% Convertible Subordinated Debentures due May 30, 2006.

                  "Subordinated Note Indenture" means the Indenture pursuant to which the Company issued the Subordinated Notes, in the form of Exhibit M hereto.

                  "Subordinated Notes" has the meaning set forth in the recitals hereto.

                  "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time.

                  "Subsidiary General Security Agreement" shall mean the Subsidiary General Security Agreement substantially in the form of Exhibit H-2 hereto, and any other general security agreement delivered by a Guarantor pursuant to Section 6.13 or 6.14.

                  "Subsidiary Intellectual Property Security Agreement" shall mean the Subsidiary Intellectual Property Security Agreement substantially in the form of Exhibit G hereto, and any other intellectual property security agreement delivered by a Guarantor pursuant to Section 6.13 or 6.14.

                  "Subsidiary Securities Pledge Agreement" shall mean the Subsidiary Securities Pledge Agreement substantially in the form of Exhibit E-2 hereto, and any other securities pledge agreement delivered by a Guarantor pursuant to Section 6.13 or 6.14.

                  "Survey" means a survey of any Mortgaged Real Property (and all improvements thereon): (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Real Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Real Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery,
(iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to Collateral Agent and the Title Company and (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey.

                  "Taking" has the meaning assigned to that term in each Mortgage.

                  "Taxes" shall have the meaning provided in Section 3.04.

                  "Termination Event" means (i) a "reportable event" described in Section 4043 of ERISA or in the regulations thereunder (excluding events for which the requirement for notice of such reportable event has been waived by regulation by the PBGC) with respect to a Title IV Plan, or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Title IV Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a Title IV Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings by the PBGC to terminate a Title IV Plan or to appoint a trustee to administer a Title IV Plan, or (v) any other event or condition which might constitute reasonable grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan, or (vi) the complete or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan, or (vii) the insolvency or reorganization (within the meaning of Sections 4245 and 4241, respectively, of ERISA) or termination of any Multiemployer Plan, or (viii) the failure to make any payment or contribution to any Pension Plan or Multiemployer Plan or the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security.

                  "Test Period" means the shorter of (i) the four consecutive complete fiscal quarters of the Borrower then last ended or (ii) the period of all complete fiscal quarters of the Borrower since the Amendment Date; provided that for purposes of this clause (ii), the first fiscal quarter of the Borrower shall be deemed to be the period from April 1, 1997 to June 30, 1997.

                  "Title Company" shall mean First American Title Insurance Company or such other title insurance or abstract company as shall be designated by the Required Banks.

                  "Title IV Plan" means any Pension Plan (other than a Multiemployer Plan) described in Section 4021(a) of ERISA, and not excluded under Section 4021(b) of ERISA.


                  "Total Revolving Loan Commitment" shall mean the sum of the Revolving Loan Commitment of each of the Banks.

                  "Type" shall mean a Base Rate Loan or LIBOR Loan.

                  "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

                  "Voting Stock" means all classes of capital stock of a corporation then outstanding and normally entitled to vote in the election of directors.

                  "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' or nominees' qualifying shares, is owned directly or indirectly by such Person.

                  "written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

                  SECTION 10.  The Agent and the Collateral Agent.

                  10.01 Appointment. Each Bank hereby irrevocably designates and appoints Indosuez as Agent and Collateral Agent of such Bank to act as specified herein and in the other Credit Documents and each such Bank hereby irrevocably authorizes each such agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Agent and the Collateral Agent agree to act as such upon the express conditions contained in this Section 10. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against such agent. The provisions of this Section 10 are solely for the benefit of such agent and the Banks, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent and the Collateral Agent shall act solely as an agent of the Banks and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Credit Party. The Borrower hereby agrees to pay the Agent an annual agency fee of $50,000, payable quarterly in arrears.

                  10.02 Delegation of Duties. Each of the Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 10.03.

                  10.03 Exculpatory Provisions. Neither the Agent, the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties by the Borrower, any Subsidiary of the Borrower or any of their respective officers contained in this Agreement, any other Document or in any certificate, report, statement or other document referred to or provided for in, or received by such agent under or in connection with, this Agreement or any other Document or for any failure of the Borrower, any Subsidiary of the Borrower or any of their respective officers to perform its obligations hereunder or thereunder. Neither the Agent nor the Collateral Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any Subsidiary of the Borrower. Neither the Agent nor the Collateral Agent shall be responsible to any Bank for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such agent to the Banks or by or on behalf of the Borrower, any of its Subsidiaries or any Guarantor to such agent or any Bank or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

                  10.04 Reliance by the Agent or the Collateral Agent. The Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by them to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by such agent. The Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless they shall first receive such advice or concurrence of the Required Banks as they deem appropriate or they shall first be indemnified to their satisfaction by the Banks against any and all liability and expense which may be incurred by them by reason of taking or continuing to take any such action. The Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Banks (or to the extent specifically provided in Section 11.12, all the Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

                  10.05 Notice of Default. Neither the Agent nor the Collateral Agent shall be deemed to have knowledge of the occurrence of any Default or Event of Default, other than a default in the payment of principal or interest on the Loans hereunder unless it has received notice from a Bank or the Borrower or any other Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that an agent receives such a notice, such agent shall give prompt notice thereof to the Banks. Such agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that, unless and until such agent shall have received such directions, such agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

                  10.06 Non-Reliance on Agent, Collateral Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent, the Collateral Agent nor officers, directors, employees, agents, attorneys-in-fact or affiliates of any agent has made any representations or warranties to it and that no act by any agent hereafter taken, including any review of the affairs of the Borrower or any Subsidiary of the Borrower, shall be deemed to constitute any representation or warranty by such agent to any Bank. Each Bank represents to each agent that it has, independently and without reliance upon any such agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement and the other agreements contemplated hereby. Each Bank also represents that it will, independently and without reliance upon any agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by any agent hereunder, no agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of any such agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                  10.07 Indemnification. The Banks agree to indemnify each of the Agent and the Collateral Agent in its capacity as such or in any other representative capacity under any other Credit Document, ratably according to their aggregate Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against each such agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by any such agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Borrower or any of its Subsidiaries; provided that no Bank shall be liable to the Agent or the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from any such agent's gross negligence or willful misconduct. If any indemnity furnished to an agent for any purpose shall, in the opinion of such agent, be insufficient or become impaired, the agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.07 shall survive the payment of all Obligations.

                  10.08 The Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and other Affiliates of the Borrower as though such agent were not an agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an agent, and the terms "Bank" and "Banks" shall include such agent in its individual capacity.

                  10.09 Successor Agents. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent or as a Collateral Agent by a successor Collateral Agent, the term "Agent" or "Collateral Agent," as the case may be, shall include such successor agent effective upon its appointment, and the resigning Agent's or Collateral Agent's, as the case may be, rights, powers and duties as Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After the retiring Agent's or Collateral Agent's, as the case may be, resignation hereunder as Agent or the Collateral Agent, as the case may be, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Collateral Agent, as the case may be, under this Agreement.

                  10.10 Resignation, Transfer by Agent. (A) An Agent or a Collateral Agent may resign from the performance of all its functions and duties hereunder at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the acceptance by a successor Agent or Collateral Agent, as the case may be, of appointment pursuant to subsections B and C below or as otherwise provided below.

                  (B) Upon any such notice of resignation of an agent, the Required Banks shall appoint a successor agent acceptable to the Borrower and which shall be an incorporated bank or trust company or other qualified financial institution with operations in the United States and total assets of at least $1 billion.

                  (C) If a successor agent shall not have been so appointed within said 15 Business Day period, the resigning agent with the consent of the Borrower shall then appoint a successor agent (which shall be an incorporated bank or trust company or other qualified financial institution with operations in the United States and total assets of at least $1 billion) who shall serve as a successor agent until such time, if any, as the Required Banks appoint a successor agent as provided above.

                  (D) If no successor agent has been appointed pursuant to subsection B or C by the 20th Business Day after the date such notice of resignation was given by the resigning agent, such agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided above.

                  (E) Notwithstanding anything to the contrary contained in this
Section 10, Indosuez, as Agent and Collateral Agent, may transfer its rights and obligations to perform all of its functions and duties hereunder to its parent company or to any Affiliate of it or its parent company.

                  SECTION 11.  Miscellaneous.

                  11.01 Payment of Expenses, etc. The Borrower agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses (x) of the Agent and the Collateral Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents (including the Amendment) and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Cahill Gordon & Reindel and local counsel to the Agent and the Borrower) and (y) of the Collateral Agent and each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for the Collateral Agent and each of the Banks) and the reasonable fees and expenses of any appraisers or any consultants or other advisors engaged with prior notice to the Borrower of any such engagement; (ii) pay and hold the Collateral Agent and each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Collateral Agent and each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Collateral Agent or such Bank) to pay such taxes; (iii) indemnify the Collateral Agent and each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (including, without limitation, any and all losses, liabilities, claims,damages or expenses arising under Environmental Laws) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Collateral Agent or any Bank is a party thereto) related to the entering into and/or performance of any Document or the use of the proceeds of any Loans hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified); and (iv) pay all reasonable out-of-pocket costs and expenses of Indosuez in connection with the assignment to any other Person of all or any portion of Indosuez's interest under this Agreement pursuant to Section 11.04.

                  11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Bank pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; as a courtesy to the Borrower, the Borrower shall receive notice of such set-off.

                  11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to the Borrower or any of the Guarantors, to UroHealth Systems, Inc., 3050 Redhill Avenue, Costa Mesa, California 92626, Attention: President and Chief Executive Officer, Facsimile
Number: (714) 668-5856, with a copy to: Morrison & Foerster, 19900 MacArthur Blvd., Irvine, California 92715-2443, Attention: Robert M. Matson, Facsimile
Number: (714) 251-0900, or if to another Credit Party, to its address specified in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on Annex II hereto; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective two days after being deposited in the mails, when delivered to the telegraph company, cable company or overnight courier, as the case may be, or when delivered by telex or telecopier, except that notices and communications to the Agent, the Borrower or the Guarantors shall not be effective until received by such party.

                  11.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, all future holders of the Notes, and their respective successors and assigns; provided that no Credit Party may assign or transfer any of its interests hereunder without the prior written consent of the Banks; and provided, further, that the rights of each Bank to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 11.04; provided that nothing in this Section
11.04 shall prevent or prohibit any Bank from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank and (ii) granting participations in or assignments of such Bank's Loans, Notes and/or Revolving Loan Commitments hereunder to its parent company and/or to any Affiliate of such Bank that is at least 50% owned by such Bank or its parent company.

                  (b) Each Bank shall have the right to transfer, assign or grant participations in all or any part of its remaining Loans, Notes and/or Commitments hereunder on the basis set forth below in this clause (b). Each Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants).

                  (A) Assignments. Each Bank, with the written consent of the Agent, which shall not be unreasonably withheld, which shall be evidenced on the notice in the form of Exhibit I-1 hereto, may assign pursuant to an Assignment Agreement substantially in the form of
         Exhibit I-2 hereto all or a portion of its Loans, Notes and/or Revolving Loan Commitments hereunder pursuant to this clause (b)(A) to
         (x) one or more Banks or (y) one or more Eligible Assignees; provided, however, that any such assignment pursuant to this clause (y) shall not be less than $500,000. Any assignment pursuant to this clause (b)(A) will become effective after the Agent's receipt of (i) a written notice in the form of Exhibit I-1 hereto from the assigning Bank and the assignee Bank or Eligible Assignee, as the case may be, and (ii) a processing and recordation fee of $2,000 from the assigning Bank in connection with the Agent's recording of such sale, assignment, transfer or negotiation; provided that such fee shall only be payable if the assignment is between a Bank and a party that is not a Bank prior to the assignment. The

         Borrower shall issue new Notes to the assignee Bank or Eligible Assignee, as the case may be, in conformity with Section 1.05 and the assignor shall return the old Notes to the Borrower. Upon the effectiveness of any assignment in accordance with this clause (b)(A), the assignee, if not a Bank, will become a "Bank" for all purposes of this Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Bank shall be relieved of its obligations hereunder with respect to the Commitments being assigned. The Agent shall maintain at its address specified in Annex II hereto a copy of each Assignment Agreement delivered to and accepted by it and a register in which it shall record the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Agent or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                  (B) Participations. Each Bank may transfer, grant or assign participations in all or any part of such Bank's Loans, Notes and/or Commitments hereunder pursuant to this clause (b)(B) to any Person; provided that (i) such Bank shall remain a "Bank" for all purposes of this Agreement and the transferee of such participation shall not constitute a Bank hereunder and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) change the scheduled final maturity date of any of the Loans, Notes or Commitments in which such participant is participating or (y) reduce the principal amount, interest rate or fees applicable to any of the Loans, Notes or Commitments in which such participant is participating or postpone the payment of any interest or fees or (z) release all or substantially all of the Collateral. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against the granting Bank in respect of such participation to be those set forth in the agreement with such Bank creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation; provided that such participant shall be considered to be a "Bank" for purposes of Sections 11.02 and 11.06(b).

                  11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and any Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or the Banks to any other or further action in any circumstances without notice or demand.

                  11.06 Payments Pro Rata. (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

                  (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligations then owed and due to such Bank bears to the total of such Obligations then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all of the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                  11.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Borrower to the Banks); provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 7 and all definitions used herein for any purpose (including Section 1.08(d)) shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Banks pursuant to Section 4.01(H).

                  (b) All computations of interest and fees hereunder shall be made on the actual number of days elapsed over a year of 365 days; provided that all computations of Commitment Commission and interest on LIBOR Loans shall be made on the actual number of days elapsed over a year of 360 days.

                  11.08 Governing Law; Submission to Jurisdiction; Venue. (a) This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and be governed by the laws of the State of New York applicable to contracts made and to be performed wholly therein. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the respective Credit Party at its address for notices pursuant to Section 11.03, such service to become effective 30 days after such mailing. Each Credit Party hereby irrevocably appoints the Borrower and such other persons as may hereafter be selected by Borrower irrevocably agreeing in writing to serve as its agent for service of process in respect of any such action or proceeding. Nothing herein shall affect the right of the Agent or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

                  (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

                  11.10 Effectiveness. This Agreement shall become effective on the date on which each of the Borrower and the Guarantors and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at its Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written, telex or telecopy notice (actually received) at such office that the same has been signed and mailed to it. The Agent will give the Borrower and each Bank prompt written notice of the effectiveness of this Agreement.


                  11.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  11.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Banks; provided that no such change, waiver, discharge or termination shall, without the consent of each affected Bank and the Agent, (i) extend the scheduled final maturity date of any Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest thereon or fees or reduce the principal amount thereof, or increase the Revolving Loan Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of

Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of any Commitment of any Bank), (ii) release all or substantially all of the Collateral (except as expressly permitted by the Credit Documents), (iii) amend, modify or waive any provision of this Section, or Section 1.10, 1.11, 3.04, 10.07, 11.01, 11.02, 11.04, 11.06
or 11.07(b), (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Banks or (v) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement. No provision of Section 10 may be amended without the consent of the Agent.

                  11.13 Survival. All indemnities set forth herein including, without limitation, in Section 1.11, 3.04, 10.07 or 11.01, shall survive the execution and delivery of this Agreement and the making of the Loans, the repayment of the Obligations and the termination of the Total Revolving Loan Commitments.

                  11.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or Affiliate of such Bank; provided that in doing so such Bank will use its commercially reasonable efforts to mitigate any resulting increase in withholding tax obligations.

                  11.15 Waiver of Jury Trial. Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the Credit Documents or the transactions contemplated hereby or thereby.

                  11.16 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

                  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amended and Restated Revolving Credit Agreement to be duly executed and delivered as of the date first above written.

                                        UROHEALTH SYSTEMS, INC.


                                        By: /s/  JAMES L. JOHNSON
                                            ------------------------------------
                                            Name:  James L. Johnson
                                            Title: Executive Vice President


                   Guarantors:          ALLSTATE MEDICAL PRODUCTS, INC.


                                        By: /s/  JAMES L. JOHNSON
                                            ------------------------------------
                                            Name:  James L. Johnson
                                            Title: Executive Vice President


                                        DACOMED CORPORATION


                                        By: /s/  JAMES L. JOHNSON
                                            ------------------------------------
                                            Name:  James L. Johnson
                                            Title: Executive Vice President


                                        DACOMED INTERNATIONAL, INC.


                                        By: /s/  JAMES L. JOHNSON
                                            ------------------------------------
                                            Name:  James L. Johnson
                                            Title: Executive Vice President


                                        GATES PLASTIC


                                        By: /s/  JAMES L. JOHNSON
                                            ------------------------------------
                                            Name:  James L. Johnson
                                            Title: Executive Vice President

                                        UROHEALTH, INC. (CALIFORNIA)


                                        By: /s/  JAMES L. JOHNSON
                                            ------------------------------------
                                            Name:  James L. Johnson
                                            Title: Executive Vice President


                                        UROHEALTH OF KENTUCKY, INC.


                                        By: /s/  JAMES L. JOHNSON
                                            ------------------------------------
                                            Name:  James L. Johnson
                                            Title: Executive Vice President


                                        OSBON MEDICAL SYSTEMS LTD.


                                        By: /s/  JAMES L. JOHNSON
                                            ------------------------------------
                                            Name:  James L. Johnson
                                            Title: Executive Vice President

              Amended and Restated Revolving Credit Agreement among
                    UroHealth Systems, Inc., Banque Indosuez
                           and the Banks listed herein



                                      BANQUE INDOSUEZ, NEW YORK BRANCH
                                        as Agent and Collateral Agent


                                      By: /s/  JOHN L. SABRE
                                          --------------------------------
                                          Name:  John L. Sabre
                                          Title: First Vice President


                                      By: /s/  PATRICIA FRANTEEL
                                          --------------------------------
                                          Name:  Patricia Franteel
                                          Title: First Vice President



                                      Revolving Loan Commitment: $50,000,000

                                                                         ANNEX I


                                  List of Banks


Banque Indosuez, New York Branch

                                                                        ANNEX II


                                 Bank Addresses


Banque Indosuez, New York Branch
1211 Avenue of the Americas - 7th Floor
New York, New York  10036